As filed with the Securities and Exchange Commission on May 5, 1998 Registration No. 333-34283

                SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             FORM SB-2
                          AMENDMENT NO. 2
                       REGISTRATION STATEMENT
                   UNDER THE SECURITIES ACT OF 1933

                   CHRONICLE COMMUNICATIONS, INC.
        (Exact name of registrant as specified in its charter)

GEORGIA                         2711                     58-2235301
-------------------        -----------------         ------------------
(State or other            (Primary Standard         (I.R.S. Employer
jurisdiction of            Classification Code      Identification No.)
Incorporation or               Number)
organization)

       140 FIRST AVENUE N.E, CAIRO, GEORGIA 31728 (912) 377-2111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
       -----------------------------------------------------------
                 Mr. John V. Whitman, Jr., President
                       140 First Avenue N.E
                       Cairo, Georgia 31728
         Telephone: (912) 377-2111 Facsimile: (912) 377-7748
 (Address, including zip code, and telephone number, including area code, of registrant's agent for service)
       -----------------------------------------------------------
                   COPIES OF COMMUNICATIONS TO:
                     Jackson L. Morris, Esq.
                   3116 West North A Street
                     Tampa, Florida 33609
       Telephone:  (813) 874-8854  Facsimile:  (813) 873-9628


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                  CALCULATION OF REGISTRATION FEE

                                                    Proposed   Proposed
Title of each class of 	Amount to be   maximum      maximum     Amount of
 securities to be        registered    offering     aggregate  registration
    registered                         price per    offering        fee
                                        share*        price
--------------------     ----------   ---------     ----------  -----------
Common Stock, no par   	 3,357,793       $2.00      $6,715,586  $2,035.03
                                                    ----------  -----------
Total                                               $6,715,586 	$2,035.03

*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 (the "Securities Act").

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


CROSS REFERENCE SHEET
Sets forth the location in the prospectus of the information required to be included in the prospectus in response to the items in Form SB-2.

Item of Form SB-2                       Location in Prospectus
------------------------------------    -----------------------------------
Item 1.  Front of registration          Outside front cover of prospectus.
         statement and	Outside front
         cover of prospectus

Item 2.  Inside front and outside back  Inside front cover and outside
cover of prospectus                     back cover of prospectus and
                                        Additional iformation
Item 3.  Summary information and        Risk Factors
risk factors
Item 4.  Use of proceeds.               Not applicable.
Item 5.  Determination of offering
price.                                  Distribution of Shares
Item 6.  Dilution.                      Not applicable.
Item 7.  Selling security holders.      Selling Stockholders.
Item 8.  Plan of distribution.          Distribution of Securities.
Item 9.  Legal proceedings.             Business-Legal Proceedings.
Item 10.  Directors, executive          The Company, Management, Principal
officers, promoters and                 Stockholders
control persons
Item 11.  Security ownership of         Principal Stockholders
certain beneficial owners
and management.
Item 12  Description of securities.     Description of Securities.
Item 13.  Interest of named experts
and counsel.                            Interest of Counsel, Experts.
Item 14.  Disclosure of Commission
position on
indemnification for Securities Act
liabilities                             Management.
Item 15.  Organization within last
five years.                             The Company.
Item 16.  Description of business.      Business.
Item 17.  Management's discussion and
analysis or plan of operation.          Management's Discussion and Analysis
                                        of Results of Operations and
                                        Financial Condition and Plan of
                                        Operations.
Item 18.  Description of property.      Business, Property and Personnel.
Item 19.  Certain relationships and
related transactions.                   Certain Transactions with Management
                                        and Others.
Item 20.  Market for common equity and
related
stockholder matters.                    Distribution of Shares.
Item 21.  Executive compensation.       Management-Management Compensation.
Item 22.  Financial statements.         Financial Statements.

      SUBJECT TO COMPLETION. PRELIMINARY PROSPECTUS DATED MAY 5, 1998 Publisher of The South Georgia Chronicle, Crisp County and Grady County
                              Editions
                    Chronicle Communications, Inc.
       3,357,793 SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE
      ------------------------------------------------------------
	All 3,357,793 shares of Common Stock, no par value, (the "Shares") of Chronicle Communications, Inc. (the "Company") offered hereby (the "Offering") are being offered and sold by selling stockholders ("Selling Stockholder") for their own accounts in open market or block transactions. See, "Selling Stockholders". The Company will not receive any proceeds from the Offering. Prior to the Offering, there has been no public trading market for the Shares and there is no assurance a public trading market will develop or, if a public trading market develops, that it will be sustained. The Company expects a securities broker-dealer as a market maker to apply for permission to enter quotations for the Shares on the OTC Bulletin Board under the trading symbol of CCOM. Discussions between the Company and potential market makers indicates that the initial public offering price may be between $.50 and $2.00 per share. The initial public offering price of the Shares will be determined, however, by negotiation between the individual Selling Stockholders and their respective broker-dealers and will not necessarily be related to assets, net worth, earnings or other established criterion of value which may be applicable to the Company. Following initial sales, if any, prices are expected to be related to the prevailing market. Selling Stockholders may sell shares to or through broker-dealers and the broker-dealers' compensation may be in the form of discounts, concessions or commissions from the Selling Stockholders and commissions from or mark ups charged to purchasers. The Selling Stockholders and participating broker-dealers may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended, (the "Securities Act"), in which event any discounts, concessions or commissions they receive, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has been advised by Selling Shareholders that none of them have underwriting arrangements for their Shares. See "Plan of Distribution".
	The Company publishes two weekly editions of a community news and shopper style tabloid newspaper under the name of The South Georgia Chronicle. The Company distributes The South Georgia Chronicle free to the respective communities by 3rd Class, Bulk Rate U.S. Mail to every occupied residence in Grady County and in Crisp County, Georgia as well as several communities in adjacent counties. The Company plans to expand editions of The South Georgia Chronicle into additional Southwest Georgia markets. Focusing primarily on local and community news and school sports subjects, these publications also contain the Ann Landers syndicated column and the New York Times crossword puzzle. Both editions of The South Georgia Chronicle offer classified and display advertising to local and regional businesses.
AN INVESTMENT IN THE SHARES INVOLVES MATERIAL RISKS. See "RISK FACTORS." THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S.
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is May ____, 1998
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

REPORTS TO SECURITY HOLDERS
	The Company intends to furnish to security holders annual reports containing audited financial statements and unaudited financial statements for each of the first three quarters of each fiscal year. In addition, the Company may from time to time furnish to security holders additional information about the Company and its business as deemed appropriate by management.
TABLE OF CONTENTS

Page
The Company
Risk Factors
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and
Results of Operations and Plan of  Operations
The Business
Management
Management Compensation
Employee Bonus Plan
Certain Transactions with Management and Others
Principal Stockholders
Description of Securities
Selling Stockholders
Distribution of Shares
Shares Available for Future Sale
Legal Matters
Experts
Additional Information
Index to Financial Statements

	No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in a jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified so to do. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus.
	Until ______________, 1998 (__ days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may by required to deliver a Prospectus. This Requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


THE COMPANY
	Chronicle Communications, Inc., (the "Company") was incorporated in Georgia on April 5, 1996, under the name of JMAR Communications, Inc., and changed its name to Chronicle Communications, Inc. effective July 30, 1997. The Company's founder is John V. Whitman, Jr., the Company's chairman and president. The Company was organized for the purpose of filling the market left by the closure of the Crisp Area Advertiser, a publication of Gray Communication Systems, Inc. The Company employed the terminated personnel of that company, in the production of the Company's Crisp Area Penny Saver, a shopper style tabloid newspaper distributed free to the community. Subsequently, the Company employed most of the terminated sales personnel and reporting staff of the South Georgia News and Shopper, a publication of Gray Communications Systems, Inc. in Grady County, Georgia in production of the South Georgia Chronicle, the Company's second shopper style tabloid newspaper distributed free to the community, which also then included community news and school sports coverage from Grady County. Thereafter, Gray Communication Systems, Inc. ceased publication of the South Georgia
News and Shopper. Mr. Whitman, the Company's founder, did not have a non competition agreement with Gray Communications Systems, Inc. and neither
Mr. Whitman nor the Company acquired any assets of Gray Communication Systems, Inc. Mr. Whitman, as the vice president of Phillips Publishing, Inc., had founded the South Georgia News and Shopper prior to its acquisition by Gray Communication Systems, Inc. and, subsequently, as president of two Gray Communication Systems, Inc. subsidiaries had managerial oversight of Crisp Area Advertiser. On November 10, 1996, the Company published the first issue of The Sunday South Georgia Chronicle, a broadsheet (full size) newspaper in Grady County, which took over community news and school sports coverage from its sister publication, the South Georgia Chronicle, and expanded coverage to include selected state, regional, national and international news, sports and comics through full Associated Press membership. The Company received an award from Associated Press for excellence in color sports photography for 1996, specifically the award was given for a photograph taken at night time during the High School football state playoffs. On October 5, 1997, the Company published the first issue of The Sunday South Georgia Chronicle - Crisp County edition, expanding the Sunday publication into a zoned edition weekly newspaper. On February 8, 1998, the Company published the final editions of The Sunday South Georgia Chronicle in both Grady County and Crisp County and, effective with the February 18, 1998 editions, changed the name of the Crisp Area Penny Saver to the South Georgia Chronicle-Crisp County Edition, restored the community news coverage to South Georgia Chronicle-Grady
County Edition and added community news and school sports coverage to South Georgia Chronicle-Crisp County Edition. The South Georgia Chronicle, like the previous editions, serves Crisp County, Georgia in which Cordele is the major city, and three adjacent counties and Grady County, Georgia in which Cairo is the major city, Thomas County, Georgia in which Thomasville is the major city, and three adjacent counties.
	At incorporation, the Company was authorized to issue 100,000 common shares. Effective March 18, 1997, the Company increased the number of authorized common shares to 12,000,000 shares and completed a stock split of sixty for one approved on October 24, 1996. Effective July 30, 1997, the Company increased the number of authorized shares to 35,000,000 common shares, completed a stock split of two for one approved on March 11, 1997 and authorized 7,500,000 shares of voting convertible preferred stock which was issued to Mr. Whitman and his wife. On September 29, 1997, Mr. and Mrs. Whitman voluntarily surrendered the preferred stock for cancellation, believing that the preferred stock was not in the best interest of the stockholders. Effective on December 15, 1997 the Company's common stock was reverse split one share for each two shares.
	The Company's executive and production offices are located at 140 First Avenue N.E., Cairo, Georgia 31728, its telephone number is (912) 377-2111 and its telephone facsimile number is (912) 377-4202.
RISK FACTORS
	Investment in the Shares involves certain material risks. The following risk factors should be considered carefully in evaluating the Company, its business, condition and prospects (financial and otherwise) before purchasing any of the Shares. These risk factors are not necessarily exhaustive and additional risk factors, if any, may be material or have significance to an individual investor. Many investment opportunities involve risk factors or a risk of loss, including the existence of the normal and extraordinary risks. The existence of these risk factors and possibly others should not necessarily be the sole determining factor in whether or not to purchase Shares. All of the information in this Prospectus should be carefully considered in connection with the risk factors described below.
	This Prospectus contains forward looking statements which involve risks and uncertainties. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief and current expectations of the Company, its directors and management with respect to, among other things: (i) the Company's expansion plans and (ii) prospects for increased revenues and profitability. Prospective purchasers of the Shares are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors, many of which are beyond the control of the Company. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Plan of Operations" and "Business", identifies important factors which could cause or contribute to such differences
RISKS RELATED TO BUSINESS AND OPERATIONS-
	Limited operating history. The Company began operations April 5, 1996 with a shopper product in one market. Subsequently, the Company expanded operations with introduction of a shopper product in a second market and later a traditional Sunday newspaper in both markets. The
Company has terminated publication of the Sunday newspaper. The Company has financed its operations to date with sales of common stock for cash and services, including part of the Shares offered by the Selling Stockholders, contributions of property and money from its founders and proceeds of a bank loan. The Company has incurred a $115,338 loss from operations through the first fiscal period ended September 30, 1996, a $872,383 loss from operations for the year ended September 30, 1997 and a $118,262 loss from operations for the quarter ended December 31, 1997. There is no assurance the Company will be able to generate sufficient revenues from advertising sales to become profitable in future periods or to successfully introduce its South Georgia Chronicle into additional markets. Without sufficient revenues, the Company will be unable to create value in the Shares and to pay dividends. The Company is subject to the risks inherent in any new business, including complications, delays, unexpected costs and uncertainties. See "Description of Business."
	Limited liquidity and financial resources. The Company has limited liquidity as a result of negative cash flow to date and its liquidity has been limited to the sale of common stock, proceeds of a bank loan, collections of accounts receivable and generation of additional accounts receivable, primarily from sales of commercial display advertising in its products. The Company expects limited liquidity to continue until the savings to be realized as a result of terminating the Company's Sunday newspapers, with the last edition on February 8, 1998, are realized in the Company's operating performance. The Company intends to sell additional shares of its common stock in a private placement or registered public offering at some point in the future in order to provide capital for the planned introduction of the South Georgia Chronicle in additional markets; but, there is no assurance that additional common stock can be sold or that any other financing will be available in the amount then needed to expand its operations into additional markets or, if it is available, that the terms thereof will be acceptable to the Company. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.
	Dependence on key personnel. The Company is dependent upon the knowledge, efforts and abilities of John V. Whitman, Jr., its founder, chairman and president, with respect to the conduct of its current operations and implementation of the Company's plan to expand into other markets with additional shopper products and the traditional news product. Marsha B. Whitman, the Company's secretary and Grady County sales manager, has contributed significantly to the Company's advertising sales performance in the Grady County and surrounding market and to the general management of the Company, but is not considered an indispensable or key employee. Mr. and Mrs. Whitman, who are married, devote all of their respective working time to the business of the Company. The Company is dependent upon Mr. Whitman because of his extensive involvement with the development of the Company's business and prior publishing experience. The Company's dependence on Mr. Whitman is particularly important during the period prior to the Company reaching a level of operations at which it has the financial ability to attract and retain executive officers at market rates of compensation and benefits who are not founders and major stockholders of the Company. The Company does not expect to have a need for additional executive management or to be in a position to pay the salaries and benefits typically required by such unaffiliated executives until it has achieved expansion into a substantial number of additional Southwest Georgia markets, of which there is no assurance. The termination of employment by Mr. Whitman for any reason in the near future could be expected to have a materially adverse effect on the Company because the Company may not be able to find a replacement for Mr. Whitman who has his level of dedication to the Company, except for a person who would require a salary and benefits package which at the present time would exceed the Company's financial resources. Mr. Whitman does not have a written employment agreement with the Company, but together with Mrs. Whitman they are the Company's largest stockholder and the Company's board of directors has unanimously approved a five year employment agreement for Mr. Whitman which will be prepared in writing in the near future. The Company is depending upon Mr. Whitman as the Company's founder and majority stockholder for his dedication, commitment and financial interest in the Company as a basis for his continuing employment with the Company, regardless of its financial condition at any particular time.
	Risks associated with regional expansion. There is no assurance that the Company will be able to successfully implement its plan to expand the South Georgia Chronicle into additional Southwest Georgia markets. This risk is associated with availability of capital or revenues to fund the costs of such expansion and to some extent with the Company's ability to identify and employ in each such additional community a general manager and sales personnel who are capable of carrying out the Company's plan under the direction of management.
	Competition. The Company's South Georgia Chronicle competes against shopper products published by others, including Thompson Newspapers, and the Company expects its future shopper products to face similar competition from Thompson Newspapers affiliates and others. None of the competing shopper products contain community news and local sports coverage at the present time, but could do so in the future. The Company's South Georgia Chronicle also competes in Grady County against The Cairo Messenger, an independent weekly newspaper serving the county since 1911 and in Crisp County against The Cordele Dispatch, a daily newspaper owned by Thompson Newspapers established in 1908. The Company expects to face similar competition when it attempts to expand the South Georgia Chronicle into additional communities. There is no assurance that the Company's South Georgia Chronicle will be able to compete successfully against the print advertising media which are already established in the markets into which the Company may plan to expand the South Georgia Chronicle.
	Lack of dividends. The Company has not declared or paid dividends on its Common Stock, which includes the Shares, and may elect to retain all or most of its net profits, if any, in the foreseeable future to provide operating capital and funding for capital investment in the Company's business. The Company cannot predict if or when it will have current and retained earnings or surplus from which to legally declare and pay dividends. There is no assurance as to if or when the Board of Directors will declare a dividend on the Common Stock, which includes the Shares.
	Voting control by management stockholders. Mr. Whitman, who is director and an executive officer of the Company, and Mrs. Whitman, who is an executive officer and Grady County sales manager of the Company, and who are husband and wife, own 3,123,540 shares of the Company's Common Stock (250,000 of which are included in the Offering) and Common Stock Purchase Options for 10,000 shares of Common Stock, or 43.6 percent of the voting stock outstanding, before sale of any shares and 40.1 percent assuming the sale of all the shares they have included in the offering. See, "Selling Stockholders". Each issued and outstanding share of the common stock is entitled to one vote on each nominee for a directorship. The Company's Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person who controls or can obtain more than fifty percent of the votes cast for the election of each director will control the election of all directors. Accordingly, the stockholders who are also the directors and management of the Company hold a sufficient number of votes to elect all of the directors of the Company and other Selling Stockholders who have not sold all their Shares and the purchasers of the Shares will not be able to elect any directors.
RISKS RELATED TO THE OFFERING-
	Uncertainty as to determination of offering price. The market price of the Shares, from time to time, is expected to be determined by securities market makers, if any, in the Shares, the demand, if any, for the Shares by retail and institutional investors, and the prices at which the individual Selling Stockholders are willing to sell their respective Shares pursuant to this Prospectus. The market price at any time is not expected necessarily to bear any relationship to the assets, net worth, earnings or other established criteria of value which may be applicable to the Company, and should not be considered to be an indication of the actual value of the Shares, the Company or its present or future business.
	No assurance of public market for Shares; Possible lack of market makers; Volatility. At the date of this Prospectus, there is no public trading market for the Shares; and, there is no assurance that a public trading market will develop. Even if a public trading market develops, there is no assurance that such market will be either sustained or characterized as active. An active trading market for the Company's Common Stock may depend upon the interest of securities market makers, the investing public and institutional investors, which may depend in turn on the Company's revenues, profits and prospects. The prices of securities of companies which are in limited supply in the public securities markets, which could describe the Company (at least initially after the date of this Prospectus) are typically volatile. Furthermore, the Company anticipates that at least initially, the price of the Company's Common Stock will be quoted on the OTC Bulletin Board, instead of the NASDAQ Small Cap Market or a regional exchange. That quotation medium is believed to have an adverse impact on the interest of some securities brokerage firms and of public investors for the securities quoted there.
	Possible negative effect of Common Stock available for future sale. All of the Company's Common Stock not covered in this Prospectus for sale by Selling Stockholders (including shares issuable upon exercise of Common Stock Purchase Options) totaling 3,803,725 shares, is "restricted stock" as defined in Rule 144 under the Securities Act of 1933 and is all owned by three affiliates of the Company. These shares will become available for sale in limited amounts during any three month period pursuant to the requirements of Rule 144 or in larger amounts if registered under the Securities Act of 1933. The offer of a significant number of such shares of Common Stock in the future in the public trading market, if one should develop, at or about the same time pursuant to Rule 144 or pursuant to a subsequent registration statement under the Act could have a depressive effect on the public market price of the Shares, in the event a public market for the Shares does develop.
	Trading limitations on stock at a market price of less than $5 per share. The Company expects the Shares to be quoted on the OTC Bulletin Board, but there is no assurance that the Shares will be approved for quotation on the OTC Bulletin Board. Furthermore, management cannot predict the market price of the Shares in the public market, if any, at any time in the future. At any time that the quoted market price is less than $5 per Share, certain larger stock brokerage firms may prohibit purchase or sale of the Shares in their customers' accounts. All securities brokerage firms effecting purchase orders for new clients in the Shares at a time when the Shares have a market bid price of less than $5 per share are required by federal law to send a standardized notice to such new clients regarding the risks of investing in "penny stocks", to provide additional bid, asked and broker compensation and other information to the new customer and to make a written determination that the Shares are a suitable investment for the new client and receive the new client's written agreement to the transaction, unless the client is an established client of the firm, prior to effecting a transaction for the client. These business practices may inhibit the development of a public trading market for the Shares during periods that the price of the Shares in the public market is less than $5 by both limiting the number of brokerage firms which may participate in the market and increasing the difficulty in selling the Shares. Upon completion of the offering made by this Prospectus, assuming all of the Shares are sold (of which there is no assurance), the Company is not expected to qualify to have its securities traded on NASDAQ or a regional or national securities exchange, which would, if admitted to trading in any such market, exempt transactions in the Shares, regardless of the market price, from the disclosure laws described herein. CAPITALIZATION
	The following table sets forth the capitalization of the Company at December 31, 1997. This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                    At December 31, 1997
                                                    --------------------
Long term debt:                                          $113,417
Equity:
   Common stock, no par value, 35,000,000 shares
authorized 7,161,518 shares issued and outstanding      1,329,834
Accumulated earnings <deficit>                         <1,105,983 >
Total stockholders' equity                                223,851
Total capitalization                                     $337,268

SELECTED FINANCIAL DATA
	The following table presents selected financial data at the dates and for the periods set forth below. The table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.


                                       April 5, 1996           Three Months
                      Year ended     (date of inception)    ended December 31
                  September 30,1997   September 30,1996      1997       1996
                  ------------------------------------------------------------
                                                         (unaudited) (unaudited)
Statement of
Operations Data:
Sales                   $645,051      $377,384            $183,955    $164,659
Cost of sales          1,000,144       333,440             232,396     162,109
                       ----------     --------           ----------   ---------
Gross profit            <355,093>        3,944             <48,441>      2,550
Operating expenses       517,290       119,282              69,821      23,665
                       ----------     --------           ----------   ---------
Net loss               $<872,383>    $<115,338>          $<118,262>   $<21,115>

Loss per common
 share:                  $<.15>        $<.03>              $<.02>        Nil
                       ==========     ========           ==========   =========
Weighted average
common shares
outstanding:           5,892,525     4,335,218           7,073,242   5,186,754
                       ==========    =========           ==========  ==========

                               At September 30, 1997      At December 31, 1997
                                                               (unaudited)
                               ----------------------    ----------------------
Balance Sheet Data:
Working capital <deficiency>      $<137,418>                 $<295,853>
Total assets                       $797,020                   $772,119
Long term obligations, less
current portion                    $128,474                   $113,417
Total stockholders' equity         $304,103                   $273,351


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS AND PLAN OF OPERATIONS
	The Company began operations on April 5, 1996. The Company's fiscal year begins on October 1 and ends September 30 of the following year. The Company's first fiscal "year" was a period of five months and twenty-six days. The operating activity in this period ended September 30, 1996 was limited to organizational expenses, equipment purchases and expenses of and revenues from publication of twenty-four issues of the Crisp Area Penny
Saver and twenty-three issues of the South Georgia Chronicle, both community news and shopper style tabloid newspapers. The operating activity for the year ended September 30, 1997 reflects one full year of operations with the South Georgia Chronicle and the Crisp Area Penny Saver, the shopper style tabloid newspapers, and forty-seven issues of The Sunday South Georgia Chronicle in Grady County, the Company's full sized Sunday newspaper, which began publication on November 10, 1996. Accordingly, the operating activities reflected in the financial statements at and for the respective periods ended September 30, 1996 and 1997 are not comparable in terms of either duration or scope of operations. The quarter ended
December 31, 1996 reflects eight issues of The Sunday South Georgia
Chronicle -Grady County Edition and the comparable period for 1997 reflects the addition of thirteen issues of The Sunday South Georgia Chronicle -
Crisp County Edition, in addition to publication of both shopper style tabloid newspapers throughout both quarterly periods. The Company terminated publication of both the Grady County Edition and the Crisp
County Edition of The Sunday South Georgia Chronicle with the February 8,
1998 issues, which was after the end of all periods covered by Management's Discussion and Analysis.
	The Company anticipated several periods of capital formation and operating losses which management believes are normal for a new business.
The Company's investment in facilities and equipment have been based upon the Company's plan to expand into additional markets. This investment has exceeded the investment which would have been appropriate if the Company had contemplated limiting its operations to its original markets and publications. Management believes the Company has achieved and can continue to achieve economies of scale by applying fixed operating costs to more than one publication and through lower increments in production costs for additional publications. Even though the Company realized these economies by applying the costs of Associated Press membership, related satellite communications equipment and syndicated features in particular, over two zoned editions of The Sunday South Georgia Chronicle, the Company was unable to achieve the expected profitability from the Sunday products as a result of an unexpected shortfall in display and classified advertising sales revenues.
	LIQUIDITY-
	The liquidity of the Company for the period from inception to September 30, 1996, the year ended September 30, 1997 and the three months ended December 31, 1997 has been limited to proceeds from the sale of Common Stock, proceeds from a bank loan in the original amount of $60,000 and collections of accounts receivable from sales primarily of commercial display advertising and to a lesser extent from sales of business classified advertising. During the year ended September 30, 1997, the Company used cash to repay approximately $5,000 of principal of the loan, leaving an outstanding balance of approximately $55,000. The bank loan was used for working capital. The Company has paid cash for all of its equipment. Equipment net of accumulated depreciation totaled $49,070 and $369,920, at September 30, 1996 and 1997, respectively, except for two photocopy machines and a color printer/scanner system, which are leased from the manufacturer. During the year ended September 30, 1997, the Company used $21,806 of cash to purchase a full membership in Associated
Press and related satellite and telecommunications equipment costs.  In
October 1996, the Company purchased an 11,000 square foot warehouse at a price of $30,000, which it intended to renovate as its central production facility and corporate offices. The Company continues to own this building but has no immediate plans for its use. The Company used $16,300 of its cash for the down payment. The Company has a $14,000 purchase money mortgage note on the property due to the seller on December 1, 1998. In
July 1997, the Company purchased a 25,000 square foot office/warehouse building at a price of $125,984 which the Company is using for its executive offices and production facilities. The Company used $5,000 of its cash for the down payment and an additional $25,000 of its cash for improvements. The Company has a $118,832 purchase money mortgage note on the property due to the seller in 2012 with an interest rate of eight percent and $1,142 in principal payable monthly, with a ten year balloon payment.
	The Company acquired "Design Ideas", a design graphics and computer consulting proprietorship, in October 1996 for a price of $35,000, paying $22,500 of the purchase price in cash, and leasing that firms computer equipment. The seller recovered the leased equipment from the Company pursuant to court order without reimbursement of the Company. Furthermore, the Company's sales staff at the Crisp Area Penny Saver resigned en mass in March 1997 to form a rival shopper paper which resulted in a decline in revenues for a period of approximately three months and litigation against the former manager. The Company obtained an injunction against the former manager, which has now expired, and recovered 12,500 shares of the Company's Common Stock owned by the former manager as damages. The Company used cash of approximately $28,000 for payment of legal fees in the two cases in the period ending September 30, 1997. Both cases have been concluded prior to the date of this Prospectus. The Company used $99,123 and $215,952 of cash in the periods ended September 30, 1996 and 1997, respectively, for advances to stockholders, who are also the Company's executive officers. $115,000 of these advances were repaid by the stockholders in November 1997, leaving an outstanding balance of $200,075 at September 30, 1997. See, "Certain Transactions with Management and
Others". The Company's working capital position was a negative $44,810, $137,418 and $<295,853> at September 30, 1996, September 30, 1997 and
December 31, 1997 respectively. The Company believes the termination of the Sunday editions will result in an improvement in the Company's liquidity.
	CAPITAL RESOURCES-
	At September 30, 1996 and 1997, respectively, the Company had an investment in computer equipment and publishing software, coin racks and furnishings of $49,070 and $369,920, net of accumulated depreciation.
During the three month period ended December 31, 1997, the Company did not materially increase its investment in property and equipment. The Company believes that its production equipment and facilities are sufficient for the addition of two more editions of the South Georgia Chroncile. The addition of a fifth edition is expected to require additional investment of approximately $35,000 in production equipment and headquarters office improvements. Such additional investment is expected to be sufficient, with approximately $3,000 additional expense per new edition, for publication of an additional four editions. Thus, an additional investment of approximately $47,000 is expected to provide production capacity sufficient for a total of ten editions. The Company's headquarters/production facility is expected to be sufficient, subject to additional capital improvements to build out the warehouse space into additional office space as the Company's expansion requires, to accommodate the growth needs of the Company for more than ten editions. Each additional edition of the South Georgia Chronicle also will require approximately $10,000 of sales office furnishings and equipment. Expansion to ten editions of the South Georgia Chronicle is expected to take approximately thirty-six months, subject to availability of future cash flows and equity or debt funding, if any.
	The Board of Directors has advised management to pursue acquisition of a six station web printing press for printing the Company's newspapers.
The estimated cost of a printing press installed is estimated at $610,000, including approximately $25,000 of capital improvements to the now vacant warehouse area of the Company's headquarters/production facility and investment in paper inventory of approximately $40,000. The Company has obtained a loan proposal from a commercial finance company for $400,000 for financing of a printing press. The proposal is for a five year loan at a floating rate at 350 basis points over base treasury note index for U.S. Treasury securities. Accordingly, the Company will require approximately $210,000 in equity funding to make the acquisition of a printing press.
	RESULTS OF OPERATIONS-
	Years ended September 30, 1996 and 1997. As stated above, management anticipated losses from operations during the initial periods of operations. The losses reported during the period from inception to September 30, 1996 and the year ended September 30, 1997 have been more than anticipated. The Company began operations with a single shopper product in the Crisp County market and added a second shopper product within two weeks in Grady County. In November 1996 and October 1997, respectively, the Company added the two editions of The Sunday South
Georgia Chronicle. At inception, the Company did not plan for the publication of The Sunday South Georgia Chronicle, which was subsequently developed and introduced. As noted above, the Company was unable to generate its forecasted levels of advertising revenues from the Sunday editions. The Company terminated publication of the Sunday editions with the February 8, 1998 issues in order to focus its efforts on the South
Georgia Chronicle, the Company's community news and shopper style tabloid newspapers. The Company's sales since February 8, 1998 have not been adversely affected by termination of the Sunday editions. Management believes the Company can become profitable in future periods as a result of eliminating costs of approximately $366,000 per year which were attributable to the Sunday editions.
      Aggregate classified and display advertising revenues for both editions of the Sunday South Georgia Chronicle were $61,372 and $15,785 for the year ended September 30, 1997 and the three months ended December 31, 1997. Since termination of The Sunday South Georgia Chronicle in February 1998, the Company has experienced an increase in advertising revenues for its shopper products which more than offset the revenues which management believes would have been generated from The Sunday South Georgia Chronicle, if publication had not been terminated. Management believes this is a result of eliminating the pricing structure which favored simultaneous advertising in both the shopper products and The Sunday South Georgia Chronicle. Subscription revenues for The Sunday South Georgia Chronicle were $7,520 and $2,415 for the respective periods. Termination of The Sunday South Georgia Chronicle resulted in refunds in the three month period ended March 31, 1998 of approximately $3,900 in unearned subscriptions collected through December 31, 1997.
       The Company has been and continues to
be aggressive in its sales efforts and accommodating to its advertisers in markets where the long established competition often lacks state-of-the-art composition capabilities. The Company plans to initiate publication of the South Georgia Chronicle in additional selected markets in Southwest
Georgia, subject to availability of future cash flows and equity or debt funding, if any.
	During the year ended September 30, 1997, the Company experienced a decline in revenues as a result of the effort by a former manager of the Company's Crisp Area Penny Saver to begin publication of a rival shopper product. This decline in revenues, estimated at $130,000, continued for approximately six months before the Company through litigation and increased selling effort was able to fully recover the advertiser base for the Crisp Area Penny Saver. The time and attention of management was partially diverted from the Company's normal business affairs and expansion plans by this litigation during this three month period. During that year, the Company was also deprived of anticipated revenues by the loss of design and computer consulting operations related to "Design Ideas". During the year ended September 30, 1997, the Company incurred approximately $29,200 in nonrecurring legal expense in connection with the litigation in these matters.
	Quarters ended December 31, 1996 and 1997. The results of operations for the quarter ended December 31, 1996 reflects revenues and expenses related to publication of the South Georgia Chronicle in Grady County, the Crisp Area Penny Saver (now named, the South Georgia Chronicle-Crisp County Edition) and, from November 10, The Sunday South Georgia Chroncicle -Grady County Edition. Results of operation for the corresponding quarter ended December 31, 1997 reflects revenues and expenses not only for those three publications but also, from October 5, for The Sunday South Georgia
Chronicle -Crisp County Edition. Management believes no individual revenue and expense items in these quarters reflect variations due to extraordinary or unusual circumstance or events and none of these items on a comparative basis merit discussion otherwise than as set forth in the notes to the financial statements appearing elsewhere in this Prospectus.
THE BUSINESS
	The Company now publishes two editions of a weekly community news and shopper style tabloid newspaper under the title of the South Georgia
Chronicle. The South Georgia Chronicle contains personal and business classified advertising, commercial display advertising and community news and local sports coverage. The South Georgia Chronicle is mailed free to all occupied households in their respective markets by third class, bulk rate U.S. postal permit. The Company also utilizes newspaper racks placed in high traffic locations throughout each of the markets in order to accomplish additional distribution of the Company's shopper products. The South Georgia Chronicle offers full process color photography and graphics in commercial advertising and photographic news and sports coverage. The
South Georgia Chronicle -Grady County Edition has a combined free weekly distribution of 34,245 in Grady County, in which Cairo is the principal city, and Crisp County, in which Cordele is the principal city.
	Grady and Thomas Counties have a combined population of approximately 63,000, average median household income of approximately $24,500 and rank seventy-three and thirty-seven, respectively, out of 158 counties on the Georgia economic index taking into account personal income, sales tax receipts, motor vehicle registrations and assessed property value. Crisp County has a population of approximately 21,000, median household income of approximately $23,000 and ranks seventy on the Georgia economic index. EXPANSION PLANS-
	The Company plans to introduce additional South Georgia Chronicle editions in selected counties across Southwest Georgia which management believes are not adequately served by their existing newspapers and other print advertising media, if any. Targeted counties have populations ranging from nineteen thousand to forty-five thousand persons. By starting with a total-market-coverage shopper product in new markets, management believes the Company can quietly expand into a new market while introducing commercial advertisers and readers to the concept of high quality, low priced print advertising. The Company's goal is to open three new markets per year, subject to available future cash flows and equity or debt financing, if any.
	The Company also will consider purchasing existing newspaper publishers which the Company believes are priced below market value and have synergism with the Company's product mix. The Company's objective is to expand into markets which are not saturated by numerous print media companies and markets which are not dominated by huge publishers like
Gannett, Knight Ridder and Gray Communications Systems, Inc. The Company's target markets are expected to be markets with locally and family owned publishing companies not positioned financially or otherwise to compete with the Company's aggressive sales programs and high quality products.
SALES-
	Advertising sales. The Company employs commissioned sales personnel to solicit advertising from merchants and businesses in its respective market areas.
PRODUCTION-
	The Company has centralized all composition and production functions, other than printing at the present time, at its headquarters/production facility in Cairo, Georgia. Centralization of these functions results in production economies, including more intensive use of equipment and personnel. Modern computer and communications technology enables information, including local news and interest, school sports and advertising copy, gathered at the Company's district office to be transmitted to the centralized production department for page layout and ad building in both current editions and planned future editions of the South Georgia Chronicle. By composing all editions in a central production department, the Company is able also to realize quality assurance. The
Company expects to require no additional production equipment as it opens up to three new markets.
	At the present time, the Company contracts with The Tallahassee Democrat, a Knight Ridder company, for printing of its products.
COMPETITION-
	The Company currently publishes the South Georgia Chronicle in two markets, Grady County and Crisp County. The Company's South Georgia
Chronicle competes with other shopper products in those markets and with the daily or weekly newspaper for commercial and business advertisers.
	The Cairo Messenger is Grady County's weekly hometown, locally owned general newspaper founded in 1911. The Buyer's Guide is a shopper product owned by Thompson Newspapers in Thomas County adjacent to Grady County, which also publishes The Times Enterprise, a general daily newspaper in Thomas County. Both the Thompson Newspapers products vie with the Company and the Cairo Messenger for advertisers and subscribers. The Company's
Grady County shopper product competes for business and commercial advertisers (and subscribers for the traditional news product) in the Thomas County market. The Company believes the Cairo Messenger has less than twenty percent market penetration and its circulation is falling, although exact numbers are not made available by that company. The Thompson Newspapers products, The Times Enterprise, a general newspaper, and the Buyer's Guide, a free weekly shopper product, dominate the Thomas County market and the Company believes they have negligible distribution in Grady County, although The Times Enterprise has recently expanded its coverage of Grady County news and The Buyer's Guide carries a limited number of adds from Grady County. The Company's distribution of the South Georgia Chronicle-Grady County Edition gives the Company virtually total penetration of the Grady County market and a significant presence in the Thomas County market.
	The Cordele Dispatch, a general newspaper, and Buyer's Guide, a free weekly shopper product are both owned by Thompson Newspapers. Thompson's two products have an estimated combined market penetration of twenty-five percent and their circulation has been dropping for the past four years.
The parent of Thompson Newspapers is a $7 billion, world wide company, however, and could become an aggressive competitor. The Company was able to introduce the Crisp Area Penny Saver, now the South Georgia Chronicle - Crisp County Edition, into the Crisp County market very successfully by filling the void left by the closure of the Gray Communications Systems, Inc.'s shopper product.
	A former manager of the Company's Crisp Area Penny Saver publishes the Sunbelt Shopper in Crisp County. Although this shopper product competes with the Company for advertisers, it does not contain any community news or local sports coverage.
	Albany, Georgia is sixty miles to the North of Grady County and is thirty-one miles to the Southwest of Cordele. Gray Communication Systems, Inc. publishes a daily paper named The Albany Herald. The Albany Herald is sold in coin racks in Grady County and Crisp County; but, enjoys very little readership in the Company's market areas. Tallahassee, the location of Florida's state capital, is thirty-five miles to the South of Grady
County. Tallahassee is served by a daily, general newspaper owned by Knight Ridder, The Tallahassee Democrat. The Tallahassee Democrat has subscribers in Grady County and also is sold in coin racks at several area retailers. The Atlanta Journal Constitution, Georgia's largest newspaper, is published by Cox Communications. The Atlanta Journal Constitution is sold by subscription and at a few retailers in Grady County and Crisp
County; but the Company believes it has less than a three percent market share in the Company's market areas. None of these products carry news of local interest to Grady County or Crisp County residents nor do they attempt to sell advertising to local businesses or subscriptions to local readers.
	It is the Company's intention to avoid head-to-head competition with both well-established and major newspaper publishing organizations with newspapers in Southwest Georgia, which are Thompson Newspapers, Gray Communications Systems, Inc. and Gannett Co., Inc., all of whom have products in various Southwest Georgia markets, in those cases where such a company has a strong or dominant local product.
	The Company's competition for advertising sales and classified advertising is not limited strictly to print media. Radio and television media also serve the immediate markets which are served by the Company's products. But print and electronic broadcast media are not generally viewed as being mutually exclusive to advertisers and generally overlap to a significant degree in advertiser usage. Accordingly, no general or specific discussion of electronic broadcast media is included.
LITIGATION-
	In the ordinary course of business, the Company becomes involved in litigation from time to time, primarily collections matters. At the date of this Prospectus, the Company is not involved in any litigation.
OFFICES, EQUIPMENT AND PERSONNEL-
	The Company owns a 25,000 square foot office/warehouse in Cairo, Georgia, the county seat of Grady County. All executive, editorial and composition/production activities for all of the Company's existing and planned editions of the South Georgia Chronicle are and will be located at the Cairo facility. The Company has a yearly lease expiring April 1998 for a 1,500 square foot district office in Cordele at a cost of $500.00 per month. The Company's Cairo facility is expected to be sufficient for the Company's planned growth. The Company's district office in Cordele will adequately accommodate additional personnel as required. The Company will require a comparable district office in each market into which it expands its operations. In October 1996, the Company purchased an 11,000 square foot warehouse in Cairo, which it then intended to convert into offices, but which the Company now has no plans to use in the immediate future.
	The Company has made a major commitment to state-of-the-art computer hardware and publishing software. The Company owns a sixteen work station computer network and a central file server expandable to fifty user work stations with a 10-T based ether talk INA system. Installed technology allows full pagination of all products with simplified transport by "zip disk" to the printer. Color proofing and scanning equipment has been installed which eliminates most darkroom procedures. The Company has installed a computer hard drive array which has the capacity for storing of years' worth of customer advertising materials for future use. The
Company's products are currently printed at the plant of The Tallahassee Democrat. An independent consultant has evaluated the feasibility and effectiveness of the Company acquiring a printing press for installation at the Company's headquarters. The consultant's evaluation concludes the Company could achieve significant cost savings in printing with its own press operation. The Board of Directors has authorized management to pursue acquisition of a six unit web press, subject to the availability of funding for the purchase or lease.
	The Company currently has eighteen full time employees. Mr. Whitman, the Company's president, is the publisher of all the Company's products.
Mrs. Whitman is the advertising sales director for the Company's Grady
County products. The Company employs a book keeper, three display advertising sales representatives, two classified advertising sales representatives, one reporter, one circulation manager, one route delivery person, two editors, one secretary/bookeeper, and four compostion/graphic designers. Accordingly, the Company will require the addition of appropriate personnel in each market into which it expands, if any.
MANAGEMENT
	The names, ages and terms of office of directors and executive officers of the Company are set forth in the following table:

Name                   Age     All positions with Company      Director since
-------------------   ----    -----------------------------   ---------------
Ronald L. Mallett      48      Director and Treasurer               1997
Jackson L. Morris      54      Director and General Counsel         1996
John V. Whitman, Jr.   38      Director and President               1996
Marsha B. Whitman      40      Secretary and Grady County
                               Sales Manager                        1996

 	Mr. and Mrs. Whitman are husband and wife. Each director is elected by holders of a majority of the Common Stock to serve for a term of one year and until his successor is elected and qualified, which is generally at the annual meeting of stockholders. Non-management directors are paid an annual cash fee of $500 and common stock purchase options for their services as directors. See, "Common Stock Purchase Options". Officers serve at the will of the board. The Company may indemnify directors and officers against damages which qualify, in the opinion of the disinterested members of the board, for indemnification under Georgia law and the Company's Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Georgia law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
	Ronald L. Mallett, a director since May 1997 and the treasurer since August 1, 1997 of the Company, is a Vice President and the General Manager of Thigpen Heating & Cooling, Inc. of Jacksonville, Florida, employment which he started in June 1997. From 1990 to June 1997, Mr. Mallett was a vice president of Certified Air Contractors, Inc. of Jacksonville, Florida. Both Thigpen Heating & Cooling, Inc. and Certified Air Contractors, Inc.
are regional heating, air conditioning and refrigeration contractors with annual sales of approximately $4 million and $3 million, respectively. Mr. Mallett's duties with each company include sales and operations. Mr.
Mallett is a member of the Occupational License Tax Equity Study
Commission, a post appointed by the mayor of Jacksonville, Florida, for one year beginning 1995. From 1990 to 1995, Mr. Mallett was the president of Jacksonville Air Conditioning Contractors Association and in 1990 and 1991 he was a member of the board of the American Subcontractors Association, North Florida Chapter. Beginning in 1994 to the present Mr. Mallett has served on several committees of the Associated General Contractors of North Florida and was elected to the board of that organization in 1996. Mr. Mallett retired from the U.S. Marine Corps in 1990 with the rank of Captain after twenty-three years of service. Mr. Mallett earned a B.S. degree in occupational education (1985) from Southern Illinois University.
	Jackson L. Morris, Esq., a director and general counsel of the Company since inception, is an attorney in private practice since 1992. He practiced law in Tampa and St. Petersburg, Florida with the law firm of Harris, Barrett, Mann & Dew in 1991 and 1992. Mr. Morris was a founding member of the St. Petersburg, Florida law firm of Greene & Mastry, P.A. in 1984, practicing law with that firm until 1991 and with its predecessor from 1982 to 1984. Mr. Morris' law practice has been primarily in the areas of general corporate, securities and contract law. Mr. Morris is a member of The Florida Bar, The State Bar of Georgia (inactive) and The District of Columbia Bar. He is admitted to practice before the United States Tax Court and Supreme Court of the United States of America. Mr. Morris earned a B.A. degree in economics (1966) and a Juris Doctor degree
(1969) from the Emory University in Atlanta, Georgia and a L.L.M. degree in federal taxation (1974) from Georgetown University Law Center.
	John V. Whitman, Jr., is the founder, director and president of the Company since inception. In February and March 1996, Mr. Whitman was planning for a business which became the Company. From September 1, 1995 into February 1996, Mr. Whitman was the President of Southwest Georgia Shoppers, Inc., a subsidiary of Gray Communications Systems, Inc., a New
York Stock Exchange listed company, (trading symbol GCS) which had purchased the assets of Phillips Publishing, Inc. owner of the Tallahassee Advertiser, The Add Sheet, The South Georgia News and Shopper and The
Gadsden News and Shopper. During his brief tenure with Southwest Georgia Shoppers, Inc., Mr. Whitman was assigned the additional responsibilities of president of the Rockdale Citizen Publishing Company, the owner of the Gwinnett Daily Post and The Rockdale Citizen. Mr. Whitman was the vice president and publisher of Phillips Publishing, Inc. from October 1992 to August 1995. Mr. Whitman founded The South Georgia News and Shopper and
The Gadsden News and Shopper for Phillips Publishing, Inc. Mr. Whitman managed thirty-eight full time and forty-three part time employees and exercised full management and financial responsibility for Phillips Publishing, Inc.'s operations. He also served as a consultant and motivational speaker to other Phillips publishing divisions. For seven months in 1992, Mr. Whitman was employed by Southeast Publishing Ventures in the capacity of District Manager, in which he launched a new housing guide for the Treasure Coast of Florida and turned around a new housing guide for the Orlando, Florida market. In 1991 and 1992, Mr. Whitman was engaged in consulting in the publishing industry and efforts to acquire a print media company for his own account. Mr. Whitman attended Hillsborough Community College and the University of South Florida.
	Marsha B. Whitman is secretary of the Company and the Company's advertising sales manager of the Company's Grady County publications since inception. From 1993 to her employment by the Company, Mrs. Whitman was the advertising sales manager of the South Georgia News and Shopper, a weekly shopper product started in Cairo by Mr. Whitman when he was the vice president of Phillips Publishing, Inc. Prior to 1993, Mrs. Whitman was a full time house wife and, before that, worked for five years as a group travel agent.
MANAGEMENT COMPENSATION
	Mr. Whitman, the Company's president, and Mrs. Whitman, the Company's secretary and an advertising sales manager have not taken compensation during the fiscal period and year ended September 30, 1996 and 1997, respectively. Mr. and Mrs. Whitman have contributed their services to the Company during those periods with an estimated fair market value of $39,600 for the fiscal period ended September 30, 1996 and $99,400 for the year ended September 30, 1997. The Company has recorded these amounts as a cost of doing business and as contributed capital in the respective periods. Mr. and Mrs. Whitman will continue to contribute their services to the Company through the quarter ending June 30, 1998, following which Mr. and Mrs. Whitman and the board of directors will reevaluate the Company's cash flow position and prospects. The Company intends to implement a benefits package, including health insurance, for its employees, which will include Mr. and Mrs. Whitman.
	The Company issued 25,000 shares of its Common Stock to J. Russell Dalton, a former director and the general manager, as a signing bonus
The Company issued 10,000 to Mr. Dalton and 25,000 shares to Mr. Mallett for agreeing to become directors of the Company.
COMMON STOCK PURCHASE OPTIONS-
	The Company has approved the issue of Common Stock Purchase Options ("Options") to directors on September 30, 1997 as compensation for services, as presented in the following table. The options issuable to directors will be exercisable for five years beginning September 30, 1997 at a price equal to seventy percent of the average of the bid and asked price on the day prior to issue, unless the shares subject to the options are registered pursuant to the Securities Act of 1933, in which event the exercise price will be equal to such average. The Company has issued options to Mr. and Mrs. Whitman. See, "Management Compensation".

Name of option holder:               Number of options
-------------------------           -------------------
J. Russell Dalton (1)                10,000
Ronald L. Mallett (1)                10,000
Jackson L. Morris (1)                10,000
John V. Whitman, Jr. (1)             10,000
                                    -------
Total options                        40,000
                                    =======

(1) Director's compensation to be issued on or after September 30, 1997.

EMPLOYEE STOCK BONUS PLAN
	The Company has reserved twenty-five thousand shares of its Common Stock for issue at the end of the first thirty-six months of operations in equal shares to the Company's original full time employees who remain employed by the Company at the end of that term. At the date of this Prospectus, Timothy Hale, the Company's Editor of the South Georgia
Chronicle -Grady County Edition is the only employee remaining eligible to participate in the bonus plan. Mr. and Mrs. Whitman and Mr. Morris are not eligible to participate in the bonus plan.
CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS
	At inception before the Company began its business, Mr. and Mrs. Whitman contributed cash, certain equipment, primarily photo equipment and office furniture valued at $26,871, and lists of advertisers to the Company in exchange for an aggregate of 3,123,540 shares of the Company's Common Stock, as adjusted for subsequent stock splits. The equipment has been valued at Mr. and Mrs. Whitman's cost less depreciation. The independent members of the initial board determined that the valuation of the equipment and list of advertisers is fair and reasonable and does not exceed the price the Company would have paid an unrelated third party for comparable items. At the time of the contribution, the Company had no business, assets or operations. The Company deems it as unlikely that any nonaffiliated person or person who was not a founder of the Company would have contributed any such value to the Company for the purchase of its Common Stock under the circumstances which existed at the date of Mr. and Mrs. Whitman's contribution.
	The Company advanced to Mr. and Mrs. Whitman the aggregate amounts of $99,132 during the period from inception to September 30, 1996 and $215,943 from October 1, 1996 to September 30, 1997. The advances are carried on the Company's balance sheet as advances to stockholders. On November 15, 1997, Mr. and Mrs. Whitman repaid $115,000 of the advances leaving a current balance at December 31, 1997 of $247,796. The Company has continued making advances to Mr. and Mrs. Whitman after September 30, 1997. Mr. and Mrs. Whitman intend to repay the outstanding advances solely out of proceeds from the sale of their Shares which are offered by this Prospectus, if and when sold by them. The Company would not have lent these sums to other employees or nonaffiliated persons under any circumstances. See, "Selling Stockholders".
	The Company sold 7,500,000 shares of Convertible, Voting Preferred Stock, $.001 par value per share, to Mr. and Mrs. Whitman for an aggregate consideration of $7,500. Mr. and Mrs. Whitman were permitted to purchase the preferred stock as a reward for their past devotion to the Company, refusal to take compensation during the period from inception (April 5, 1996) to September 30, 1997, as an incentive for their continued devotion to the business and affairs of the Company in the future and as assurance of their continuation of control over the Company. The Company believes that the price at which the Preferred Stock was sold to Mr. and Mrs.
Whitman was fair and reasonable in view of the condition to conversion, the low dividend and the low liquidation preference. On September 29, 1997, Mr. and Mrs. Whitman voluntarily surrendered the preferred stock to the Company for cancellation.
	Mr. and Mrs. Whitman, on their personal credit, purchased a new 1995 one ton Chevrolet short chassis truck which has been extended to accommodate an enclosed box required by the Company's business and a new
1996 Geo Prism two door sedan automobile. The truck was and the automobile is used primarily in the Company's business. The Company terminated its use of the truck in November 1997. The Company paid and pays the financing charges on the respective vehicles directly to unaffiliated finance companies, the insurance to an unaffiliated company and the license tag and taxes for the account of Mr. and Mrs. Whitman in the nature of rental or lease payments for use of these vehicles by the Company. The Company does not make any other payments to Mr. and Mrs. Whitman for use of the vehicles. The Company would not have been able to purchase these vehicles on its own limited credit history; but, believes that it could not have obtained any better credit terms in the event it had been able so to do.
	In November 1997, Mr. Whitman personally guaranteed the Company's lease of a 1998 Izusu "City Van" diesel truck. The Company would not have been able to lease this vehicle on its own limited credit history. The Company has not paid any consideration to Mr. Whitman for his personal guaranty of the vehicle lease.
	In June 1996, Mr. Morris and Paul Parramore, Jr. (a former director of the Company and a principal stockholder), together with Mr. and Mrs. Whitman, personally cosigned a one-year loan from a bank in the original principal amount of $60,000. Mr. Morris and Mr. Parramore each were issued 150,000 shares, as adjusted for subsequent stock splits, as consideration for their respective signatures. The bank has renewed the loan with continuation of the cosigners for a second year and has an outstanding balance of approximately $54,000 at the date of this Prospectus. The
Company believes that it would have had to issue a greater number of shares to a nonaffiliated person to obtain such cosigners, if any such cosigners could have been obtained from any nonaffiliated party.
PRINCIPAL STOCKHOLDERS
	The names of directors and officers and the name of each person who owns legally and beneficially more than five percent of the Company's issued and outstanding Common Stock at the date of this Prospectus, the address of each such person, the number of shares which each owns and the percentage of the Common Stock represented by such shares, before and after the Offering (assuming all Shares are sold) is set forth in the following table. See, "Selling Stockholders".


                                Number of Shares               Percentage (4)
                                  Before/After                  Before/After
Name and Address                    Offering                      Offering
---------------------------     -----------------            ----------------
Ronald L. Mallett (1)(2)(5)    25,000      5,000                -*-      -*-
Jackson L. Morris (1)(2)(5)   450,000    450,000                6.28     6.28
Paul Parramore, Jr.           432,000    307,000                6.03     4.29
1292 Platt Avenue, S.E.
Cairo, Georgia 31728
John V., Jr. & Marsha B.
 Whitman (1)(2)(3)(4)       3,123,540  2,873,540               43.61    40.10
     Common Stock
All Directors and Officers,
 as a group (2)(3)
 (3 persons)                3,598,540  3,328,540               50.24    46.48

____________________________________________________________________________
* Less than one percent.
(1) Mr. Mallett, Mr. Morris and Mr. & Mrs. Whitman's addresses are the address of the Company.
(2) Includes 10,000 shares issuable upon exercise of common stock purchase options which are issuable on September 30, 1997 and immediately exercisable. See, "Common Stock Purchase Options".
(3) Includes 125,000 shares issuable upon exercise of common stock purchase options which are immediately exercisable. See, "Management Compensation" and "Common Stock Purchase Options".
(4) Does not include the 7,500,000 shares of common stock issuable pursuant to conversion of 7,500,000 shares of Convertible, Voting Preferred Stock which cannot be converted until certain conditions have been satisfied. The preferred stock has one vote per share on all matters submitted to a vote of stockholders. Accordingly, Mr. and Mrs. Whitman have a right to vote 64.73 percent of voting shares outstanding before the Offering and 62.41 percent of voting shares outstanding, assuming all shares they have included in the Offering are sold. See, "Description of Securities-Convertible, Voting Preferred Stock." (On September 29, 1997,
Mr. and Mrs. Whitman surrendered the 7,500,000 shares of Convertible, Voting Preferred Stock).
(5) Each of Messrs. Mallett and Morris surrendered 5,000 shares of common stock for cancellation which had been granted as bonuses to avoid treatment of the value of such shares as gross income for federal income tax purposes.
DESCRIPTION OF SECURITIES
	The Company is authorized to issue thirty-five million shares of Common Stock. Although the Company's Articles of Incorporation, as amended, authorize 7,500,000 shares of Preferred Stock, the board of directors provided in its acceptance of the surrender of the Preferred
Stock for cancellation by the holder thereof that the Preferred Stock would not be subject to reissue and would be removed from the Articles of Incorporation with the filing of the next amendment to the Articles. See, "Certain Transactions with Management and Others".
	Common Stock. The authorized Common Stock of the Company consists of thirty-five million shares, no par value per share. A total of 7,161,518 shares of Common Stock are issued and outstanding at December 31, 1997. Holders of the Common Stock, which includes the Shares, (i) have equal and ratable rights with all holders of issued and outstanding Common Stock to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably with holders of issued and outstanding Common Stock in all of the assets of the Company available for distribution to holders of Common
Stock, after distribution of the liquidation preference on the Preferred Stock, upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights;
(iv) have no redemption or sinking fund provisions applicable thereto; and
(v) have one vote on election of each director and other matters submitted to a vote of stockholders. All shares of Common Stock outstanding are, and those sold pursuant to this Prospectus when issued and delivered against payment therefore, will be, duly authorized, legally issued, fully paid and non-assessable. Each holder of Common Stock has a preemptive right to purchase such number of shares in any offering, which is subsequent to the offering in which he or she acquired his or her shares, as is determined by dividing the number of his or her shares by the number of shares issued and outstanding at the beginning of such subsequent offering. The initial holders of the Company's Common Stock have not exercised their preemptive rights with respect of subsequent offerings. The holders in the second offering by the Company may have the right to exercise their preemptive rights; except all such holders have been afforded an opportunity to purchase shares in the third offering and have purchased either a limited number of shares or declined to purchase any additional shares. The Board of Directors is expected to recommend an amendment to the Articles of Incorporation, as amended, which if approved, will eliminate preemptive rights.
	Convertible, Voting Preferred Stock. The preferred stock included in the Company's Articles of Incorporation consists of 7,500,000 shares of Convertible, Voting Preferred Stock, par value of $.001 per share, ("Preferred Stock"). The resolution accepting surrender of the Preferred Stock for cancellation provides that the Preferred Stock will not be reissued and will be removed from the Articles of Incorporation when the Articles are next amended for any purpose.
	Dividends. Dividends on the Common Stock can be paid lawfully only out of current and retained earnings and surplus of the Company, when, as and if declared by the Board of Directors. The Company has not declared or paid any dividends on the Common Stock or the Preferred Stock and there is no assurance dividends will be paid in the foreseeable future. The payment of dividends in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other factors which the board of directors deems relevant. The Company does not expect to pay cash dividends within the next five years based upon its plan to invest its profits, if any, in expansion of the Company's shopper products and community news products.
	Transfer Agent. The Company has engaged Atlas Stock Transfer Corporation, Salt Lake City, Utah to act as its transfer agent and registrar for the Common Stock.
SELLING STOCKHOLDERS
	The following table sets forth the name of each Selling Stockholder who owns less than one percent of the issued and outstanding Common Stock of the Company before the Offering and who is registering all of such Shares for sale in the Offering and will own no Shares after the offering, assuming the sale of all the Shares. The total number of Shares included in the offering by these Selling Stockholders is 2,118,922 Shares. The Company will not receive any of the proceeds from the sale of the Common Stock by the following Selling Stockholders.

Name of Selling Stockholder                Number of Shares to be sold
----------------------------------         ------------------------------
Adams, John J.                                    10,000
Aronne, Al		                                      40,000
Ayres, Margaret	                                  11,250
Ball, Donald M. & Judith E.	                      22,500
Bauerle, Charles	                                 37,500
Bell, Bruce		                                     20,000
Berenson, Daniel	                                  5,500
Bishop, Fraser	                                    9,300
Boaz, Keith		                                      5,000
Bowman, Donna K. & Norman H.	                      2,100
Brant, Steven H.	                                  1,000
Broadbelt, Susanne	                               22,500
Brothers, Kathleen M.	                            24,290
Brown, Geoffrey C. & Lisa L.	                      2,000
Brown, Jack & Juanita	                            15,000
Buscarello, Charles	                               5,000
Cameron, Butch	                                      500
Cardelle, Don 	                                    5,000
Carpenter, Frank A. & Michele Westmoreland	       32,500
Casperson, Russel	                                18,000
Cedarleaf II, Jack S.	                            10,000
Chancy, Barbara	                                   5,000
Christenson, Michael B.	                             500
Cronin, John		                                     2,500
Cronin, John E. & Mary Rita	                       5,000
Culpepper, Robert	                                 2,000
Culpepper, Karen	                                  2,000
Dalton, James R. 	                                35,000
Deighan, Thomas J. & Bonnie J.	                   10,000
Delaware Charter Guarantee & Trust
   f/b/o Hosea E. Taylor	                         10,000
Demetroulakos, Elaine	                            50,000
Demetroulakos, Pam	                               50,000
Drouhard, John	                                   12,500
Dryden, George W.	                                20,000
Eastman, Esmeralda	                               14,640
Elrod, William Lee	                                  200
Emrich, John	                                     38,000
Eunis, Esther	                                    45,000
Evink, Kelly		                                     3,000
Federal Industrial Services	                      30,000
Filson, Alan		                                    10,000
Finley, Dr. John	                                 13,000
Four Winds Trading Corp.	                         60,000
Fox, Carrie L. or Linda B.	                       10,000
Fox, Linda		                                       1,500
Garrett, Thomas L.	                                5,000
Gaziano, Angelo N.	                               26,500
Gilmer, W. Gerald	                                 1,500
Grabarkiewicz, Leonard H.	                         4,000
Greenberg, Troy	                                   6,000
Hagan, Daniel	                                    10,000
Hahn, Marshall S.	                                 8,000
Hale, Timothy **	                                 20,000
Hamilton, Marshall	                               18,000
Hardy, Gerald or Patricia	                         2,500
Hawkenson, Allan	                                  5,000
Hocke, Stephen Lee	                               22,500
Hocke, Steven L. & Georgia C.	                    20,000
Hoffman, Arthur	                                   3,000
Hoppe, George & Marlene	                          10,000
J & J Components, Inc.	                           22,500
Jalbert, Daisy A. & Joseph A.	                     5,000
Jarrell, Albert M.	                               22,500
Jenkins, Winafred Avery	                          50,000
Johnson, Mark C.	                                 22,500
Johnson, Elizabeth G.	                            25,000
Jones, David		                                    50,000
Jordan, Fernando	                                    667
Kang, Thomas	                                        500
Kjome, Todd 	                                     10,000
Knox, Susan E. & Laura Nicole 	                    7,500
Kotowski, Chris	                                   2,500
Kuck, Edward L. & Eleanore G.	                    10,000
LaBarbera, Donna C.	                              22,500
Laufenberg, Roger L.	                             22,000
Lee, Wook		                                          500
Leedham, Lynn S.	                                  1,000
Lewek, Frank	                                     13,600
Lindbloom, Gene	                                   5,000
Looney, Jacqueline L.	                            22,500
Lowe, Richard	                                     2,000
Lynch, Edward C. & Elizabeth A.	                  10,000
Malik, Gina		                                     16,400
Mallett, Ronald L. *	                             25,000
Mannix, Sylvia	                                   50,000
Marshall, William	                                10,000
Mayer, Robert	                                    10,000
McCarthy, Sandra G. & Thomas D.	                  20,000
McCluskey, Billy J. & V. Colene	                  45,000
McCluskey, Stephen R. & Carol L.	                 25,500
McCurdy, Greg	                                    44,000
McQuaide, Maxine	                                 20,000
Mudra, Darrell E. & Sandra M.	                     1,000
Murtaugh, Brian	                                   1,140
Nowicki, Jeffrey R.	                               3,000
Nowicki, Jeffrey R. & Jan C.	                     22,500
O'Keefe, Sandra C. & Christopher	                 10,000
Osborne, Mark	                                     5,000
Overstreet, Henry Ronald	                         10,000
Paczkowski, Clem	                                 31,500
Paglia, Yvonne	                                   10,000
Pak, Michael		                                     1,000
Pankey, Homer R. & Patricia R.	                    1,000
Patterson, Stephen	                               20,000
Perrone, David A. & Sonia H.	                      2,000
Perrone, David A.	                                 2,000
Plewe, Waldon	                                    40,000
Potthoff, Jeanne E.	                               1,500
Potthoff, Paul	                                   15,000
Printz, James W.	                                 22,500
Reopelle, Beth A.	                                22,500
Ritola, Matt J.	                                  45,000
Ritola, Stephen	                                  33,750
Roby, Henry G.	                                      667
Rose, Albert J. or Susan M.                       	5,500
Rybowicz, Adam	                                   10,000
Sanchez, Juanita B.	                               1,000
Sanders, Patricia A.	                              5,000
Santucci, John	                                    2,500
Sawtelle, Duane B.	                                2,500
Scheel, Leo		                                      7,000
Shlyonsky, Harry	                                  1,050
Shores, Charles B.	                               22,500
Shrader, Jr., Roy	                                31,000
Shrader, Jr., Roy IRA,
   Oppenheimer & Co, Custodian	                   14,000
Singletary, Shelton	                                 200
Sinsabaugh, Donald G.	                             3,000
Solomon, Cynthia E.	                               5,000
Solomon, Fred L.	                                  5,000
Sowell, James A. & Linda J. 	                     10,000
Sym, Jonathan	                                    17,075
Tague, Dorsey	                                    24,500
Taylor, Brian	                                    12,120
Taylor, Harriet & Hosea  	                        16,000
Terry, Jock		                                     22,500
Thomas, Thurma or Jack Rossman	                    2,000
Thornton, Robert D. & Jean R. 	                    4,000
Tung, Hsue		                                      11,923
Wagner, Susan Kay	                                 2,000
Wells, Tamra H.	                                  10,000
Wharton, Helen	                                   22,500
Williams, Howard J.	                              12,300
Wilson, Linda S.**	                                3,000
Windels, Carl O.	                                 10,000
Wood, Stephen	                                     5,000
York, Bob		                                       22,500
Ziegelbauer, Tony	                                   750
Zimmerman, Frank	                                 10,000

*Director or officer of the Company.  See, "Management."
**Employee of the Company other than management.
	The following table sets forth the name of each Selling Stockholder who owns more than one percent of the issued and outstanding Common Stock of the Company before the Offering, the number of Shares included in the Offering and the percentage of such Common Stock the Selling Stockholder owns before the Offering and will own after the Offering, assuming the sale of all the Shares included in the offering. The total number of Shares included in the offering by these Selling Stockholders is 1,238,871 Shares. The Company will not receive any of the proceeds from the sale of the Common Stock by the following Selling Stockholders.

                            Number of       Number of    Percent 0f Class (1)
                            Shares Owned      Shares        Before      After
Name of Selling Stockholder     (1)         to be sold     Offering   Offering
--------------------------  ------------    -----------  ----------   -------
Robert Fitting                 80,000         80,000         1.1         -0-
J. Stuart Grant               210,276        210,276         2.9         -0-
Mr. & Mrs. William C. Noble   193,595        193,595         2.7         -0-
Paul Parramore, Jr.           432,000        125,000         6           4.3
Mark Scheel                   100,000        100,000         1.4         -0-
Kim Sym                       100,000        100,000         1.4         -0-
Mr. & Mrs. John V.
  Whitman, Jr. (2)          3,123,540        250,000        43.6        40.1
Janet Yaron                   180,000        180,000         2.5         -0-

_______________________________________________________________
(1) Does not include Common Stock issuable upon exercise of Common Stock Purchase Options.
(2) Director or officer of the Company. See, "Management".
DISTRIBUTION OF SHARES
	The Selling Stockholders are offering the Shares for their own accounts. The Company has prepared the registration statement and is paying the costs of the registration statement of which this Prospectus is a part. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. The Company is solely responsible for the content of the registration statement and of this Prospectus. The Company has not engaged an underwriter for the Offering made by the Selling Stockholders. The Selling Stockholders have advised the Company that none of them have engaged an underwriter for the Offering. Generally, the Company expects the individual Selling Stockholders to place their respective Shares in their individual accounts at their own securities brokers and request the entry of sell orders against their stock positions.
	The Selling Stockholder may sell the Shares in open market or block transactions or otherwise in accordance with the rules of the OTC Bulletin Board, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders for whom such broker-dealers may act as agent or to whom they sell as principal or both.
Upon any sale of Shares offered hereby, the Selling Stockholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.
	Any Selling Stockholder or any affiliate of a Selling Stockholder or any Selling Stockholders who are acting in concert may violate Regulation M promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange of Act of 1934, as amended, in the event any such person places, directly or indirectly, a bid to purchase or purchases shares of the Common Stock in the public market before the time such Selling Stockholder or all the Selling Stockholders who are acting in concert, as the case may be, have sold all of their shares of Common Stock which are covered by this Prospectus. Accordingly, no Selling Stockholder and no affiliate of a Selling Stockholder and no Selling Stockholders who are acting in concert should place bids for the purchase of, purchase or attempts to induce another person to bid for or purchase shares of the Common Stock in the public market for the Common Stock, in the event a public market develops, until such person has sold all of his shares covered by this prospectus. Any person who directly or indirectly, bids for or effects any purchase of the Common stock for the purpose of pegging, fixing or maintaining the price of the Common stock (known as "stabilizing"), which bid or purchase does not comply with Regulation M, will be in violation of the regulation.
Furthermore, no stabilizing is permitted at a price that a person stabilizing knows or has reason to know does not comply with Regulation
M or which is the result of activity that is fraudulant, manipulative, or deceptive under the federal securities laws and regulations.
      Olsen Payne & Company of Seattle, Washington ("Market Maker") has expressed an interest in becoming a market maker for the Shares and has agreed to file a Form 211 with the OTC Bulletin Board seeking approval to enter buy and sell quotations in that quotation medium for the Shares. The Company has not received any commitment from the Market Maker for the purchase of Shares for its own account or the amount of such purchases, should the Market Maker decide to hold a trading position in the Shares. The Company has been advised that the Market Maker will not be permitted to enter buy and sell quotations on the OTC Bulletin Board until thirty days after the Market Maker has made its appearance as a market maker in that quotation medium. Furthermore, no other securities brokers will be able to make an appearance as a market maker in that quotation medium for the Shares until the thirty days mentioned in the preceding sentence has elapsed, even if such securities broker should desire to become an additional market maker for the Shares.
There is no assurance the Company will be able to attract interest from any securities broker sufficient for a securities broker to become a market maker in the Shares. The "penny stock" rules are expected to discourage many securities brokers, who might otherwise have an interest in buying and selling the Shares for their customer or firm's accounts, from so doing.
See, "Risk Factors-Risks Related to the Offering".
	Pursuant to the provisions under the Securities Exchange Act of 1934, as amended, ("Exchange Act") and the rules and regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Shares by the Selling
Stockholders.
SHARES AVAILABLE FOR FUTURE SALE
	Prior to the Offering, there has not been any public market for the Shares of the Company's Common Stock. Sale of a substantial number of additional shares of Common Stock into the public trading market following the Offering could adversely affect the prevailing market prices for the Common Stock, as a result of an increased supply in the number of shares available for trading.
	Following completion of this Offering, the Company will have outstanding an aggregate of 7,161,518 shares of Common Stock, including the 3,357,793 Shares included this Offering, and Option Shares totaling 40,000 shares, the Company would have a total of 7,201,518 shares of 7,161,518 shares.
	In general under Rule 144 as currently in effect, a person who is an affiliate of the Company and has owned the shares for at least one year is entitled to sell in "broker's transactions" or to market makers, within any three month period, a number of shares that does not exceed the greater of
(i) one percent of the then issued and outstanding shares of Common Stock (71,615 immediately after the Offering and 72,015 following conversion of the Conversion Stock) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Under Rule
144(k), a person who is not deemed to have been an affiliate of the Company during the ninety days preceding the sale and who has beneficially owned the shares for at least two years would be entitled to sell such shares without having to comply with the manner of sale, volume limitations or notice filing provisions described above.
	No holders of Common Stock subject to Rule 144 have registration rights; however, two out of four such persons are directors of the Company and could propose to the Board of Directors and vote in favor of approving the Company including such shares in a registration statement under the Securities Act of 1933.
	The Company may register additional Common Stock for sale at some point in the reasonable future for the purpose of acquiring additional capital to fund its expansion plans and may continue to sell Common Stock for that purpose in transactions exempt from registration under the Securities Act of 1933. Stock sold in exempt transactions, if any, will be subject to the limitations and restrictions of Rule 144 unless it is subsequently registered under the Securities Act of 1933. The Company may register on Form S-8 the 40,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Options which have been issued to certain directors of the Company.
LEGAL MATTERS AND INTEREST COUNSEL
	The Company will rely on an opinion given by Jackson L. Morris, Esq., Tampa, Florida, as to the legality of the Shares. Mr. Morris is a director of the Company and the holder of 450,000 shares of the Company's Common
Stock, none of which are offered for sale by this Prospectus, and 10,000
Common Stock Purchase Options.
EXPERTS
	The Company's financial statements at and for the period ended September 30, 1997 and 1996 included in this Prospectus and the Registration Statement have been audited by Pender, Newkirk & Company, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
ADDITIONAL INFORMATION
	The Company has filed with the Securities and Exchange Commission
(the "Commission") in Washington, D.C. a registration Statement on Form SB-
2 (together with all amendments thereto, the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the Shares offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statements and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the Rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and in each such instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450
Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300,
New York, New York 10049. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Room
1024, Washington, D.C. 20549, upon payment of prescribed fees.  The
Commission maintains a web site that contains reports, proxy and information statements and other information filed electronically with the Commission at http://www.sec.gov.
INDEX TO FINANCIAL STATEMENTS

Independent Auditor's Report on Financial Statements

Balance Sheets

Statements of Operations

Statement of Changes in Stockholders' Equity

Statement of Cash Flows

Notes to Financial Statements


Independent Auditors' Report

Board of Directors
Chronicle Communications, Inc.
Cairo, Georgia


We have audited the accompanying balance sheet of Chronicle Communications, Inc. as of September 30, 1997 and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended September 30, 1997 and the period April 5, 1996 (date of inception) through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chronicle
Communications, Inc. as of September 30, 1997 and the results of its operations and cash flows for the year then ended and the period ended September 30, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's negative working capital of approximately $138,000 at September 30, 1997, significant operating losses of approximately $988,000 since inception, and negative cash flows from operations of $566,000 since inception raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Pender Newkirk & Company

Pender Newkirk & Company
Tampa, Florida
December 17, 1997 except for the last paragraph of Note 3
	as to which the date is February 20, 1998



                                  Chroncile Communications, Inc.
                                         Balance sheets

                                      September 30, 1997    December 31, 1997
                                     -------------------   -------------------
                                                               (unaudited)
Assets
Current assets:
 Accounts receivable                  $91,016                 $118,723
 Prepaid directors' fees               14,584                   10,210
 Other current assets                   6,425                   10,065
 Advances to stockholders, current
  portion                             115,000
                                     ---------                ---------
Total current assets                  227,025                  138,998
                                     ---------                ---------
Property and equipment, net of
accumulated depreciation              369,920                  385,325

Advances to stockholders,
less current portion                  200,075                  247,796
                                     ---------                ---------
Total                                $797,020                 $772,119
                                     =========                =========
Liabilities and Stockholders' Equity
Current liabilities:
 Bank overdraft                        $3,421                  $11,031
 Notes payable and current
  maturities of long term debt         84,245                   98,245
 Notes payable stockholders                                     49,500
 Accounts payable                     101,794                   82,244
 Accrued payroll liabilities          132,207                  152,872
 Other accrued liabilities             38,176                   38,176
 Deferred Income                        4,600                    4,600
                                     --------                 --------
Total current liabilities             364,443                  434,851
                                     --------                 --------
Long term debt, net of current
maturities                            128,474                  113,417
                                     --------                 --------
Stockholders' equity:
 Preferred Stock, $.001 par value,
  7,500,000 shares authorized,
  no shares issued and outstanding
 Common stock, no par value;
  35,000,000 authorized 6,994,833
  issued and outstanding at
  September 30, 1997; 7,161,518
  issued and outstanding at
  December 31, 1997 (unaudited)    1,291,825                1,329,834
Accumulated deficit                 <987,721>              <1,105,983>
                                  -----------              -----------
Total stockholders' equity           304,103                  223,851
                                  -----------              -----------
Total                               $797,020                 $772,119
                                  ===========              ===========

Read independent auditors' report.
The accompanying notes are an integral part of the financial statements.


                                     Chronicle Communications, Inc.
                                        Statements of Operations

                                          April 5, 1996     Three months ended
                      Year Ended     (date of inception) to     December 31,
                   September 30, 1997   September 30, 1996      1997     1996
                   ------------------  -------------------   --------- --------
                                        (as restated)     (unaudited)(unaudited)

Sales                    $645,051          337,384          $183,955   $164,659
Cost of sales           1,000,144      	   333,440           232,396    162,109
                       ----------        -----------      ----------   --------
Gross profit <loss>      <355,093>           3,944           <48,441>     2,550

Operating expenses
 General and
  administrative          485,018          105,386            63,988     20,416
 Interest                   9,772           13,896             5,833      3,250
 Other                     22,500
                       ----------        ----------        ----------  --------
                          517,290          119,282            69,821     23,665
                       ----------        ----------        ----------  --------
Net loss                $<872,383>       $<115,338>        $<118,262>  $<21,115>
                       ==========        ==========        ==========  =========
Net loss per
common share             $<.15>            $<.03>            $<.02>       $Nil
                       ==========        ==========        ==========  =========

Read independent auditors' report.
The accompanying notes are an integral part of the financial statements.

                       Chronicle Communications, Inc.
              Statements of Changes in Stockholders' Equity
     For the Period April 5, 1996 (date of inception) to December 31, 1997



                           Common Stock         Preferred Stock    Accumulated
                       ------------------------------------------
                        Shares     Amount      Shares     Amount      Deficit
                       ------------------------------------------------------
Common Stock issued:
For cash                   912,180    $85,100
For note guarantee         300,000     21,250
For equipment              166,200     11,771
For customer list (as
restated)                2,920,620
For legal services         300,000      1,000
Contribution of services
 (as restated)                         39,600
Net loss (as restated)                                               $<115,338>
                       --------------------------------------------------------
Balance,September 30,
1996 (as restated)       4,599,000    158,721                         <115,338>

Common Stock issued:
For cash, net of
offering costs of
$181,900                 2,280,333    977,759
For consulting fees         10,000      2,500
For payment of
  directors' fees           35,000     17,500
For employee bonuses        70,500     35,944
Preferred Stock
 issued for services                               7,500,000   7,500
Surrender and
 cancellation of
  preferred stock                                 <7,500,000> <7,500>
Contribution of services               99,400

Net loss                                                              <872,383>
                        -------------------------------------------------------
 Balance,
 September 30,1997       6,994,833 $1,291,824         0        0     $<987,721>

Common Stock issued:
For cash, net of
offering costs $10,440
(unaudited)                166,685    $38,010
Net loss (unaudited)                                                  <118,262>
                        -------------------------------------------------------
Balance, December 31,
 1997 (unaudited)        7,161,518 $1,329,834         0        0   $<1,105,983>

Read independent auditors' report.
The accompanying notes are an integral part of the financial statements.


                                     Chronicle Communications, Inc.
                                        Statements of Cash Flows

                                         April 5, 1996       Three Months ended
                          Year ended    (date of inception) to    December 31,
                     September 30, 1997   September 30, 1996     1997      1996
                   --------------------  --------------------   -------   ------
Operating activities                       (as restated)  (unaudited)(unaudited)
Net loss               $<872,383>          $<115,338>       $<118,262> $<21,115>
Adjustments to
reconcile net loss
to net cash (used by)
 operating activities:

Depreciation
and amortization          46,566              11,226           12,474     5,313
Loss on sale of
equipment                  2,908

Bonuses and
consulting fees
paid with stock           38,444               1,000


Contributed
services                  99,400              39,600

Increase in:
Accounts receivable
and other assets         <33,145>            <61,380>        <31,347>    <5,274>
Increase (decrease) in:
 Accounts payable         44,734              57,060         <21,367>
 Accrued liabilities     116,709              53,674          20,665
 Deferred income           4,600
                        --------             --------       ---------   --------
Total adjustments        320,216             101,180         <19,575>        39
                        --------             --------       ---------   --------
Net cash used by
operating activities    <552,167>            <14,158>       <137,837>   <21,076>
                        =========            ========       =========   ========
Investing activities
 Proceeds from sale of
 property
 and equipment            22,500

Purchase of property
and equipment           <378,657>            <41,442>       <23,505>    <53,664>
                        ---------            --------       ---------   --------
Net cash used by
investing activities    <356,157>            <41,442>       <23,505>    <53,664>
                        ---------            --------       ---------   --------
Financing activities
Advances to
stockholders            <215,952>            <99,123>        67,279     <96,601>
Bank overdraft            <9,190>             12,611          7,610      30,853
Proceeds from issuance
 of notes payable and
 long-term debt          158,525              60,000         49,500

Payments on notes
 payable and long-
 term debt                <5,806>                            <1,057>

Proceeds from issuance
 of stock                977,759              85,100         38,010     137,500
                       ------------          -------        --------   --------
Net cash provided by
financing activities     905,336              58,588        161,342      71,752
                       ------------          -------        --------   --------
Net (decrease)
 increase in cash         <2,988>              2,988             0       <2,988>
Cash at beginning
 of period                 2,988                                 0        2,988
                       ------------          -------        --------   --------
Cash at end
 of period                   $0               $2,988             0         $0


Read independent auditors' report.
The accompanying notes are an integral part of the financial statements.

                                 Chronicle Communications, Inc.
                                   Statements of Cash Flows

                                        April 5, 1996      Three months ended
                     Year ended      (date of inception) to   December 31,
                 September 30, 1997   September 30, 1996     1997    1996
                ----------------------------------------  -------------------
                                         (as restated)  (unaudited)(unaudited)
Supplemental
disclosure of
cash flow
information and
noncash
investing
and financing
activities
  Cash paid
  during the
  period for
  interest               $9,772         $1,582           $5,833     $3,250


During the year ended September 30, 1996 president and majority stockholder of the Company contributed equipment of $11,771 to the Company in exchange for common stock In addition, the Company capitalized $21,250 of loan guarantee fees in exchange for common stock.

During the year ended September 30, 1997, the Company issued 35,000 shares of common stock valued at $17,500 to directors for future services on the board.

Read independent auditors' report.
The accompanying notes are an integral part of the financial statements.

Chronicle Communications, Inc.

Notes to Financial Statements

For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)


1.  Background information

Chronicle Communications, Inc. (the Company), a Georgia corporation, was incorporated on April 5, 1996 as JMAR Communications, Inc. The Company subsequently changed its name to Chronicle Communications, Inc. on July 30, 1997. The Company is a publisher of two weekly shopper-style tabloid newspapers that are distributed to customers in Crisp County and Grady County, Georgia.

2.  Restatement of 1996 information

The accompanying financial statements for the period ended September 30, 1996 have been restated to correct an error in the valuation of customer lists made in 1996. During the period ended September 30, 1996, the president of the Company contributed customer lists to the Company in exchange for 2,920,620 shares of common stock. The customer lists were valued at the fair value of the stock that was exchanged which was based on comparable cash purchases of the stock. According to Securities and Exchange Commission Staff Accounting Bulletin 5:G, non-monetary assets exchanged by shareholders for stock should be recorded at predecessor cost. Therefore, the customer lists that were contributed should be valued at $0. The effect of the revaluation on the 1996 financial statements was to decrease common stock by $206,879, decrease assets by $172,399, and reduce net loss by $34,480, which represented the 1996 amortization of the customer list.

Additionally, the majority stockholders have not taken a salary since the inception of the Company but have contributed their services to the Company. At September 30, 1996, the Company had not incurred any expense for their time. According to Securities and Exchange Commission Staff Accounting Bulletin 1:B, the Company should record all costs of doing business. Therefore, the Company has subsequently recorded the estimated fair value of the services provided by the stockholders. The Company has estimated the value of the services provided by them to be $99,400 for the year ended September 30, 1997 and $39,600 for the period ended September 30, 1996. The effect of the adjustment on the 1996 financial statements was to increase contributed capital and increase the net loss by $39,600.


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Chronicle Communications, Inc.
Notes to Financial Statements
For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)

3.  Going concern

As shown in the financial statements, the Company has incurred net losses of approximately $1,105,000 since inception and current liabilities exceed current assets by approximately $296,000 at December 31, 1997. These factors, combined with the fact that the Company has not generated positive cash flows from operating activities since its inception, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Management of the Company is currently seeking additional bank and investor financing to mitigate the above factors.

Additionally, on February 8, 1998, the Company published the last issues of The Sunday South Georgia Chronicle in both Grady County and Crisp County, Georgia. The Sunday South Georgia Chronicle was the Company's only general newspaper product. Management believes the termination of the Sunday paper will result in the following savings, however, no assurance can be given that the Company will, in fact, achieve these results. Actual results could differ materially from these estimates. In connection with this termination, the Company terminated its membership in Associated Press which management believes will result in annual savings to the Company of $24,000, and returned equipment to that association, resulting in a reduction of $12,000 in fixed assets and accounts payable related to the equipment. The Company also terminated five full-time employees and part-time employees effective February 8, 1998, eliminating a combined annual payroll expense and contract labor expense which management believes will approximate $218,000. Management believes termination of the Sunday editions also resulted in a reduction in printing expense of approximately $124,000 per year.

4.  Significant accounting policies

The significant accounting policies followed are:

	In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of (a) the results
of operations for the	three-month periods ended December 31, 1997 and 1996,
(b) the financial position at December 31, 1997, and (c) cash flows for the three-month periods ended December 31, 1997 and 1996, have been made.

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Chronicle Communications, Inc.

Notes to Financial Statements

For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)

4.  Significant accounting policies  (continued)

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company capitalizes cosigning fees relating to notes payable. These fees are amortized by the straight-line method over the life of the original note. Amortization expense charged to operations amounted to $14,167 for the year ended September 30, 1997 and $7,083 for the period ended September 30, 1996. Amortization expense amounted to $5,313 for the three months ended December 31, 1996. No amortization expense was charged to operations for the three months ended December 31, 1997 as the fees were fully amortized.

Property and equipment are recorded at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, ranging from five to thirty-nine years. Additions to and major improvements of property and equipment are capitalized. Maintenance and repair expenditures are charged to expense as incurred. As property or equipment is sold or retired, the applicable cost and accumulated depreciation are eliminated from the accounts and any gain or loss is recorded. For income tax purposes, the Company uses accelerated methods of depreciation for certain assets. Depreciation expense recorded in the financial statements amounted to $32,399 for the year ended September 30, 1997 and $4,143 for the period ended September 30, 1996. For the three-month periods ended December 31, 1997 and 1996, depreciation expense amounted to $8,100 and -0-, respectively.


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Chronicle Communications, Inc.

Notes to Financial Statements

For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)


4.  Significant accounting policies  (continued)

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

The Financial Accounting Standards Board issued Statement 123 (SAFS 123), "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. This statement provides that expense equal to the fair value of all stock-based awards on the date of the grant be recognized over the vesting period. Alternatively, this statement allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation expense is recorded on the date the options are granted equal to the excess of the market price of the underlying stock over the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosure of the provisions of SAFS 123.

The Company issues stock in lieu of cash for certain transactions. Generally, the fair value of the stock, based on comparable cash purchases, is used to value the transactions.

During the period ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." This statement requires dual presentation of basic and diluted earnings per share (EPS) for complex capital structures on the face of the income statement. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock. The September 30, 1997 and December 31, 1996 earnings per share have been restated to give effect to the application of SFAS 128 and does not differ from EPS as previously reported under APB Opinion No. 15, "Earnings Per Share."


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Chronicle Communications, Inc.

Notes to Financial Statements

For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)


4.  Significant accounting policies  (continued)

Subscription revenue is deferred at the time of sale. A proportionate share of the gross subscription price is credited to revenue monthly. Costs connected with the procurement of subscriptions are expensed as incurred.

Advertising revenue is billed and recognized into revenue as incurred.

Advertising costs are charged to expense when incurred. For the three-month periods ended December 31, 1997 and 1996, advertising expense amounted to $1,483 and $948, respectively. Advertising expense amounted to $3,507 for the year ended September 30, 1997 and $640 for the period ended September 30, 1996.

The Company records as an expense and as additional capital the estimated fair value for all services provided to it by its majority stockholders in accordance with Securities and Exchange Commission Staff Accounting Bulletin 1:B.

5.	Property and Equipment
Property and equipment consist of:

                                    September 30, 1997   December 31, 1997
                                                  					     (Unaudited)
                                      ---------------     --------------
Buildings and improvements                $179,360          $186,234
Furniture and fixtures                      25,334            25,334
Computer equipment                         113,282           129,555
Camera and publishing equipment             78,914            79,272
Vehicles                                     4,490             4,490
                                      ---------------      -------------
Total                                      401,380           424,885
Less accumulated depreciation               31,460            39,560
                                      ---------------      -------------
                                          $369,920          $385,325

Substantially all of the Company's property and equipment is pledged as collateral on notes payable and long-term debt.

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Chronicle Communications, Inc.

Notes to Financial Statements

For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)


6.	Notes Payable and Long-Term Debt

Notes payable and long-term debt consist of:

                                      September 30, 1997   December 31, 1997
                                      -------------------  -----------------
                                                     					     (Unaudited)
Mortgage note payable; bearing
interest at 8.0%; monthly
payments of principal and
interest of $1,142 through
July 7, 2012; secured by
mortgage deed to real estate;
guaranteed by the Company's
president and majority
stockholder                                   $118,832           $117,775

Note payable to bank; bearing
interest at 11.0%; entire
unpaid balance of principal
and interest due June 18,
1998; secured by equipment,
trade accounts receivable,
and 42,500 shares of the
Company's common stock;
co-signed by four stockholders
of the Company                                  54,887             54,887

Note payable to stockholder;
bearing interest at 11.0%;
entire unpaid balance of
principal and interest due
on demand; secured by all
property of the Company                         25,000             25,000

Note payable to individual;
bearing interest at 10.5%;
monthly payments of interest
only through December 1, 1998;
secured by mortgage deed to
real estate                                     14,000             14,000
                                               212,719         	  211,662
Less amounts currently due                      84,245             98,245
                                            -------------       -----------
                                              $128,474           $113,417
                                            =============       ===========

The following is a schedule by year of the principal payments required under these notes as of December 31, 1997:

1998        $98,245
1999          4,720
2000          5,111
2001          5,535
2002          5,995
Thereafter   92,056
           ----------
           $211,662
           ==========

Read independent auditors' report.


Chronicle Communications, Inc.

Notes to Financial Statements

For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)



7.	Income Taxes

The Company has tax loss carryforwards of approximately $808,200 that may be applied against future taxable income. These losses give rise to a deferred tax asset at September 30, 1997. Management has established a valuation allowance equal to the amount of the deferred tax asset due to the uncertainty of the Company's realization of this benefit.

Loss carryforward         $	121,200
Less valuation allowance    121,200
Net deferred tax asset    $    0

The loss carryforwards expire as follows:

	  Year of
	Expiration
2011                                   $68,400
2012                                   739,800
                                      $808,200


8.  Commitments and Related Party Transactions

The Company leases part of its operating facilities and various office equipment under operating leases with terms of less than one year. Rent expense relating to these leases amounted to $4,061 and $2,000 for the three-month periods ended December 31, 1997 and 1996, respectively. Rent expense for these leases amounted to $38,323 for the year ended September 30, 1997 and $4,500 for the period ended September 30, 1996.

The Company leases two vehicles from its president and majority stockholder on a month-to-month basis. Rent expense for these vehicles amounted to $3,672 for the year ended September 30, 1997 and $2,368 for the period ended September 30, 1996.

The Company has advanced two stockholders/employees approximately $247,800 as of December 31, 1997 and $315,000 as of September 30, 1997. These advances have no specific terms, are non-interest bearing, and are unsecured.

The above related party transactions are not necessarily indicative of the amounts which would have been incurred had comparable transactions been entered into with independent parties.

9.  Stock Options

The Company issues stock options to its directors on an annual basis beginning September 30, 1997 as compensation for their services as directors. The exercise price of each option is equal to the price at which the Company last sold shares of its common stock. The lives of the options are five years.

The Company applies APB Opinion 25 in accounting for its stock options. Accordingly, no compensation cost has been recognized for the options because the estimated exercise price equaled the fair market value on the date of the grant. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net loss and net loss per share would have been increased as follows for the year ended September 30, 1997. No options were granted during the three-month period ended December 31, 1997.

As reported:
Net loss                          $872,383
Net loss per common share           $(.15)

Pro forma:
Net loss                          $873,983
Net loss per common share           $(.15)

Read independent auditors' report.

Chronicle Communications, Inc.

Notes to Financial Statements

For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)

9.  Stock Options (continued)

Following is a summary of stock option activity for the period ended December 31, 1997:

                                     Number of	      Weighted Average
                                       Shares	       	 Exercise Price
                                     ----------      -----------------
Outstanding and exercisable at
October 1, 1996
Granted                                 40,000              $.25

Outstanding and exercisable at
September 30, 1997 and
December 31, 1997                       40,000              $.25

Following is a summary of the status of stock options outstanding and
exercisable at     December 31, 1997:

                               Weighted             Weighted
                            Average Remaining       Average
Exercise Price    Number    Contractual Life    Exercise Price
       $.25       40,000       4.75 Years             $.25

The weighted average fair value of the options at their grant date during 1997 was $.21. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The following summarizes the weighted average of the assumptions used in the model:

Risk-free interest rate         5.84%
Expected years until exercise   3.25

10.	Equity

On October 24, 1996, the Board of Directors approved the implementation of an Employee Stock Fund (the Fund). At September 30, 1997, 25,000 shares of the Company's common stock had been reserved for issuance to the Fund.

Read independent auditors' report.

Chronicle Communications, Inc.

Notes to Financial Statements

For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)


10.	Equity (continued)


On October 24, 1996, the Board of Directors approved an increase in the number of common stock shares authorized from 100,000 to 12,000,000. In connection with this increase, the Board of Directors authorized a 60 for 1 stock split to stockholders of record on October 24, 1996. On March 11, 1997, the Board of Directors authorized a 2 for 1 stock split to stockholders of record on June 6, 1997. On June 6, 1997, the Board of Directors approved an additional increase in the number of common stock shares authorized from 12,000,000 to 35,000,000. All references in the accompanying financial statements to the number of shares have been restated to reflect the above transactions.

On March 11, 1997, the Board of Directors authorized the Company to issue up to 7,500,000 shares of $.001 par value convertible voting preferred stock. The preferred stock has a liquidation preference over the common stock equal to par value and has the right to receive dividends in an amount of $.001 per share prior to the payment of any dividends on the common stock. Each share of convertible preferred stock is convertible into one share of the Company's common stock, subject to the fulfillment of certain conditions specified by the Board of Directors.

During the year ended September 30, 1997, the 7,500,000 shares of preferred stock were issued to the Company's president and his wife at par value. However, the preferred shares were surrendered to the Company on September 29, 1997. In connection with the tender and acceptance of the surrender, the Board of Directors approved cancellation of the series of preferred stock.

On November 15, 1997, the Board of Directors approved a reverse split on outstanding common stock, without a change in par value or total number of authorized shares, in a ratio of one new share for each two outstanding shares. All references in the accompanying financial statements to the number of shares have been restated to reflect this transaction.




Read independent auditors' report.

Chronicle Communications, Inc.

Notes to Financial Statements

For the Year Ended September 30, 1997 and the Period
April 5, 1996 (Date of Inception) through September 30, 1996
(Information at December 31, 1997 and For the Three Months
Ended December 31, 1997 and 1996 is Unaudited)



11.	Earnings Per Share

The following data shows the amounts used in computing earnings per share:

                              Year Ended               Three Months Ended
                              September 30,               December 31,
                             1997      1996               1997       1996
                              (Unaudited)
                       ------------------------     -------------------------
Net loss                 $(872,383)  $(115,338)       $(118,262)    $(21,115)
Weighted average
number of common
shares used in basic
and diluted* EPS         5,892,525   4,335,218        7,073,242    5,186,754

Options on 40,000 shares of common stock were not included in computing diluted net loss per share at December 31, 1997 and September 30, 1997 as their effect would be anti-dilutive due to the losses incurred. No options were outstanding at December 31, 1996 or September 30, 1996.

Read independent auditors' report.

 II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.
	The Registrant may indemnify a director and must indemnify an officer who is made party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director or officer's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of Georgia law regarding indemnification. The Registrant may not indemnify a director or an officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding. To the extent a director or officer is successful on the merits or otherwise in the defense of any proceeding to which was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the Registrant, the Registrant must indemnify the director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant may pay or reimburse the reasonable expenses incurred by a director or officer in advance of final disposition of a proceeding, provided the director furnishes the Registrant with written affirmation of his good faith and a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Board or special legal counsel must make a determination in each case of indemnification of a director, but not of an officer, that indemnification is permissible in the circumstances because the director has met the required standard of conduct.
	 Article XI of the Registrant's Bylaws also contain provisions for indemnification of directors and officers. See, Exhibit 3.2.
Item 25. Other Expenses of Issuance and Distribution.
Registation fees:
   Federal     $2,025.09
Printing           *
Accounting    $38,750.00
   Total:

*To be filed by amendment.
Legal counsel is a director of the Registrant and is not charging any fee for preparation of this Registration Statement, nor has he been paid any fees for legal services which could, if they had been paid, be allocated in part to preparation of this Registration Statement. The Registrant is not paying any engraving costs or transfer agent's fees specifically for the offering covered by this Registration Statement.
Item 26. Recent Sales of Unregistered Securities.
The number of shares stated below have been adjusted for the one share for two shares reverse stock split effective on December 15, 1997.
First Offering:
(a) Dates of offering-April 5, 1996 to May 31, 1996
     Securities sold-Common Stock
     Amount sold-4,464,000 shares, as adjusted for stock splits
(b) Sold to the founder, to two directors who were not founders (one director is also the founder's and Registrant's counsel) and one investor who had a pre-existing business and personal relationship with the founder and one director.
(c) $55,100 cash, $1,000 value in legal services, $21,250 value for bank loan cosigners' fees, $-0- as adjusted for SEC coment for mailing list and $11,771 for contribution of equipment at depreciated value to be used in Registrant's business. Total cash and value of all stock issued: $296,000.
(d) Registrant relies upon Section 4(2) of the Securities Act of 1933 in that the offering was made by an issuer and did not involve a public offering due to the limited number of investors and the preexisting relationships between and among the investors.
Second Offering:
(a)  Dates of offering-September 20, 1996 to May 30, 1997
      Securities sold-common stock
      Amount sold-1,817,710 shares as adjusted for stock splits
(b) Granted as bonuses to five employees of the Registrant, sold for cash to one employee, sold for cash to eighty-three investors who had a personal relationship with the founder or with a directors or with a consultant to the Registrant or with an existing stockholder of the Registrant and sold for services to eleven consultants.
(c) $7,100 value of employee bonuses, $555,091 sold for cash and $170,336 value for consulting services in connection with the sale of common stock. Total cash and value of all stock issued: $822,727
(d) Registrant relies upon Section 3(b) of the Securities Act of 1933 and Rule 504 promulgated thereunder in that the offering did not exceed $1,000,000 (including securities sold in the six month period preceding the offering in reliance upon Section 3(b), there having been none).
Third Offering:
(a)  Date of offering-August 1, 1997
       Securities sold-Convertible, Voting Preferred Stock
       Amount sold-7,500,000 shares
(b) Sold to the founder, his wife and both are executive officers, one of whom is a director (two persons)
(c)  $7,500 sold for cash pursuant to subscription receivable from related party.
(d) The Registrant relies upon Section 4(2) of the Securities Act of 1933 in that the offering was made by an issuer and did not involve a public offering due to the investors limited to persons who are the cofounders, directors and executive officers of the Registrant. The Registrant asserts that the offering Convertible, Voting Preferred Stock to the founder and his wife, both of whom are executive officers (2 persons) for a special purpose should not be integrated with the offering of Common Stock being made under Rule 504 because of the difference in the type of securities, the difference in price per share, the different purpose for which it was issued and possible other factors. The 7,500,000 shares of Convertible, Voting Preferred Stock were voluntarily surrendered to the Registrant for cancellation on September 29, 1997.
Fourth Offering:
(a)  Dates of offering-June 1, 1997 to present
      Securities sold-common stock
      Amount sold- 2,064,672, as adjusted for stock splits
(b) Issued as a bonus to three employee and to two new directors for joining board, sold to thirty-one new investors (seventeen accredited and fourteen non-accredited) who had a personal relationship with the founder or with a directors or with a consultant to the Registrant or with an existing stockholder of the Registrant, sold to twenty-two existing stockholders and issued to two consultants, one of whom was already a stockholder.
(c) $6,450 value of employee bonuses, $7,000 value to new directors, $397,611 sold for cash and $225,000 sold for consulting services in connection with the sale of common stock and public relations.
(d) The Registrant relies upon Section 3(b) of the Securities Act of 1933 and Rule 505 promulgated thereunder in that the Registrant realized in May 1997 that its funding requirements could exceed the $1,000,000 limitation of Rule 504 and it terminated the Rule 504 offering at May 31, 1997 and commenced an offering under Rule 505 in which it has sold stock to not more than thirty-five non accredited investors (actual number of non-accredited investors is fourteen).
Item 27. Exhibits.
3.1  Articles of Incorporation, as amended *
3.2  By-Laws *
5     Opinion re: legality *
23.1  Consent of counsel  (included in Exhibit 5)
23.2  Consent of independent public accountant
_______________________________________
*Previously filed.

Item 28. Undertakings.
The undersigned registrant hereby undertakes:
 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the
Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-
effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of
1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
SIGNATURES
	In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment number 2 to the registration statement to be signed on its behalf by the undersigned, in the City of Cairo, State of Georgia on May 5,
1998.
Chronicle Communications, Inc.
By: /s/ John V. Whitman, Jr.
President and Chief Executive Officer
In accordance with the requirements of the Securities Act of 1933, this amendment number 2 to the registration statement was signed by the following persons in the capacities and on the dates stated.
Signature			Capacity in which signed:			Date
signed:

/s/ Ronald L. Mallett  	  Director, Chief Accounting Officer   May 5, 1998
Ronald L. Mallett         and Principal Financial

/s/ Jackson L. Morris     Director                             May 5, 1998
Jackson L. Morris

/s/ John V. Whitman, Jr.  Director, Chief Executive Officer    May 5, 1998
John V. Whitman, Jr.


Exhibit 23.2
Consent of Independent Certified Public Accountants

We hereby consent to the use in this Registration Statement on Form SB-2, amendment #2 of our report dated December 17, 1997 except for the last paragraph of Note 3 as to which the date is February 20, 1998, relating to the September 30, 1997 financial statements of Chronicle Communications, Inc. and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Pender Newkirk & Company
Pender Newkirk & Company
Tampa, Florida
May 5, 1998